UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Manitowoc Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

March 17, 2017

Dear Shareholder:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of The Manitowoc Company, Inc. (“2017 Annual Meeting”) which will be held at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, on Tuesday, May 2, 2017, at 9:00 a.m. Central Daylight Time.

As set forth in the enclosed Proxy Materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of nine directors for one-year terms expiring at the 2018 Annual Meeting of Shareholders;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.

An advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement;

4.	An advisory vote related to the frequency of future advisory votes to approve the compensation of the Company’s named executive officers; and

5.	Such other business as may properly come before the 2017 Annual Meeting.

The Board of Directors of the Company recommends the following votes:

•	FOR election of the nine directors named in the Proxy Statement for one-year terms expiring at the 2018 Annual Meeting of Shareholders;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement; and

•	FOR holding future advisory votes EVERY YEAR to approve the compensation of the Company’s named executive officers.

Whether or not you are able to attend the 2017 Annual Meeting, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 22, 2017.

It is important that your shares be represented and voted at the meeting. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the Proxy Materials and vote. As indicated in that Notice, you may view the Proxy Materials online at www.proxydocs.com/mtw and you may also access and complete the proxy card online at www.proxypush.com/mtw. Or if you prefer, you may request a copy of the Proxy Materials, free of charge, including a hard copy of the proxy card, through the website www.investorelections.com/mtw, by phone at 1-866-648-8133, or by email at paper@investorelections.com.

To help us plan for the meeting, please mark your proxy card telling us if you will be attending in person.

Sincerely,

Barry L. Pennypacker

President and Chief Executive Officer

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

March 17, 2017

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Shareholders of The Manitowoc Company, Inc. to be held on Tuesday, May 2, 2017.

We encourage you to access and review all of the information contained in the Proxy Statement and accompanying materials before voting. The Proxy Statement and the Company’s Annual Report are available at www.proxydocs.com/mtw.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 22, 2017 to facilitate timely delivery.

To the Shareholders of THE MANITOWOC COMPANY, INC.

The 2017 Annual Meeting of Shareholders of The Manitowoc Company, Inc. will be held as follows:

Meeting date:	Tuesday, May 2, 2017
Meeting time:	9:00 a.m. Central Daylight Time
Meeting place:	Holiday Inn Manitowoc, 4601 Calumet Avenue, Manitowoc, Wisconsin 54220
Materials available:	Proxy Statement, Proxy Card and Annual Report
View Materials:	www.proxydocs.com/mtw
Request materials:	Internet: www.investorelections.com/mtw
Phone: 1-866-648-8133
Email: paper@investorelections.com

The 2017 Annual Meeting of Shareholders of The Manitowoc Company, Inc. will be held for the following purposes:

1.	To elect nine directors for one-year terms expiring at the 2018 Annual Meeting of Shareholders, all as set forth and described in the Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	To consider an advisory vote to approve the compensation of the Company’s named executive officers;

4.	To consider holding future advisory votes EVERY YEAR to approve the compensation of the Company’s named executive officers; and

5.	To transact such other business as may properly come before the 2017 Annual Meeting.

Shareholders of record as of the close of business on February 28, 2017 are cordially invited to attend and are entitled to vote at the 2017 Annual Meeting. However, whether or not you expect to attend the 2017 Annual Meeting in person, you are requested to properly complete the proxy card online at www.proxypush.com/mtw or to obtain, complete, date, sign, and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or email address noted above.

By Order of the Board of Directors

Louis F. Raymond

Vice President, General Counsel and Secretary

Manitowoc, Wisconsin

TABLE OF CONTENTS

Page

Proposals Requiring Your Vote	4

Proposal 1 — Election of Directors	4

Proposal 2 — Ratification of the Appointment of PricewaterhouseCoopers LLP	7

Proposal 3 — Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers	8

Proposal 4 — Advisory Vote Related to the Holding of Future Advisory Votes Every Year to Approve the Compensation of the Company’s Named Executive Officers	8

Governance of the Board and its Committees	9

Corporate Governance Committee Report	13

Audit Committee Report	15

Equity Compensation Plans	17

Ownership of Securities	18

Non-Employee Director Compensation	20

Compensation Discussion and Analysis and Compensation Committee Report	23

Compensation Discussion and Analysis	23

Compensation Committee Report	37

Executive Compensation	39

Miscellaneous	49

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors” or “Board”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as the “Company,” “we” or “our”), to the shareholders of the Company in connection with a solicitation of proxies for use at the 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) to be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 2, 2017, at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are being provided to shareholders on or about March 17, 2017.

Introductory Note

On March 4, 2016, the Company completed the spin-off of its former wholly-owned subsidiary, Manitowoc Foodservice, Inc. (NYSE:MFS) (now known as Welbilt, Inc. (NYSE:WBT)), as an independent, publicly-traded company (the spin-off transaction is referred to throughout the Proxy Statement as the “Separation”). As of the effective date of the Separation, Barry L. Pennypacker became the Company’s President and Chief Executive Officer, succeeding Kenneth W. Krueger, who had been serving in those roles on an interim basis; Mr. Krueger continues with the Company as Chair of the Board. Effective immediately upon the effectiveness of the Separation: José María Alapont, Anne M. Cooney, C. David Myers, Mr. Pennypacker and John C. Pfeifer became directors of the Company; Roy V. Armes and Keith D. Nosbusch retired from the Board of Directors; Dino J. Bianco, Joan K. Chow and Cynthia M. Egnotovich left the Company’s Board to become directors of MFS; and Robert G. Bohn, Donald C. Condon, Jr. and Jesse A. Lynn continued on in their service as directors for the Company. Unless the context indicates otherwise, discussions in this Proxy Statement regarding corporate performance and the compensation of executive officers and directors relate to the Company and not MFS.

Who can vote?

On February 28, 2017, the record date for determining shareholders entitled to vote at the 2017 Annual Meeting, there were outstanding 140,481,931 shares of Company common stock, $0.0l par value per share (the “common stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

How to vote

Any shareholder entitled to vote may vote in person or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the Internet or a touch-tone telephone. Instructions on how to vote are set forth in the Proxy Materials sent to shareholders. Shareholders may access and complete the proxy card online at www.proxypush.com/mtw. In order to vote online, a shareholder will need the control number provided to the shareholder along with the Notice of Meeting. The Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to use electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

How to obtain meeting materials

All Proxy Materials for the 2017 Annual Meeting, including this Proxy Statement and the 2017 Annual Report to Shareholders, are available on the Internet at www.proxydocs.com/mtw. All shareholders have been separately provided an “Important Notice Regarding the Availability of Proxy Materials.” As indicated in that Notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed in that Notice on or before April 22, 2017 to facilitate timely delivery.

Proxies

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting in person at the 2017 Annual Meeting. Attendance at the 2017 Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the 2017 Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company’s Dividend Reinvestment Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the nine director nominees, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement, and FOR holding future advisory votes EVERY YEAR to approve named executive officer compensation.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by distribution via mail and the Internet pursuant to the rules of the Securities and Exchange Commission (“SEC”), but also may be made by email, telephone, facsimile, or other means of communication by certain directors, officers, employees, and agents of the Company. The directors, officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send Proxy Materials to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

Required Quorum

To be effective, a matter presented for a vote of shareholders at the 2017 Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the 2017 Annual Meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the 2017 Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting, unless a new record date is or must be set for the adjourned meeting.

Your Broker needs your approval to vote certain matters

We remind you that your broker may not vote your shares in its discretion in the election of directors (Proposal 1); therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is also not permitted to vote your shares in its discretion regarding matters relating to executive compensation (Proposals 3 and 4). However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm (Proposal 2).

Required Vote

Proposal 1:    Election of Directors.    Directors are elected by a majority of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present, assuming the election is uncontested (the plurality voting standard applies in contested elections). For this purpose, a majority of votes cast means that the number of votes cast “for” a director’s election must exceed the number of votes cast “withhold” with respect to that director’s election. Any shares not voted (whether by broker non-vote or otherwise) will have no effect on the election of directors.

Pursuant to the Company’s By-laws, any nominee who receives fewer votes cast “for” his or her election than votes cast “withhold” is required to promptly tender his or her resignation to the Chair of the Board following certification of the shareholder vote. The Corporate Governance Committee of the Board of Directors will promptly consider the resignation, and make a recommendation to the Board of Directors as to whether to accept or reject such resignation.

Proposal 2:    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.    The affirmative vote of a majority of the votes cast on the Proposal by the holders of shares entitled to vote at the meeting at which a quorum is present is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the Proposal. Assuming that proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of common stock as to which holders of shares abstain from voting will be treated as votes against ratification.

Proposal 3:    Advisory vote to approve the compensation of the Company’s named executive officers.    The affirmative vote of a majority of the votes cast on the Proposal (assuming a quorum is present) is required to approve the advisory vote on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the Proposal. Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

Proposal 4:    Advisory vote related to the frequency of future advisory votes to approve the compensation of the Company’s named executive officers.    The shareholders’ recommendation on how often (every year, every two years, or every three years) the advisory vote to approve the compensation of the Company’s named executive officers should be held will be the frequency receiving the greatest number of votes. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the Proposal. Although the outcome of this advisory vote is not binding on the Company, the Board of Directors will review and consider the outcome of the vote when considering how often to hold advisory votes to approve named executive officer compensation.

The Board of Directors recommends a vote: “FOR” the election of the nine directors named in the Proposal; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; “FOR” approval of the compensation of the Company’s named executive officers; “FOR” a frequency of “EVERY YEAR” (i.e., “1 Year” on the proxy card or voting instruction) for future non-binding shareholder advisory votes to approve the compensation of the Company’s named executive officers.

1.	PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

All nine of the Company’s directors are to be elected at the 2017 Annual Meeting because the classification of the Board will have been completely phased out as of the 2017 Annual Meeting. The nominees to the Board are Ms. Cooney and Messrs. Alapont, Bohn, Condon, Krueger, Lynn, Myers, Pennypacker and Pfeifer, all of whom are currently directors. Information regarding each nominee is set forth below. If elected, each individual will hold office for a one-year term expiring at the 2018 Annual Meeting of Shareholders, subject to the limit discussed in the following sentence, or until their respective successors are duly elected and qualified. Pursuant to the Company’s Corporate Governance Guidelines, when a director reaches the age of 72, the director will resign from the Board at the first annual meeting held after reaching that age.

The election of directors is determined by a majority of the votes cast, if the election is uncontested. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

As also explained in the Corporate Governance Committee Report, in identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Board believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience and expertise. In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation or gender identity.

A description of the particular experience, qualifications, attributes and skills that led the Board of Directors to conclude that each of the nominees should continue to serve as a director of the Company follows the biographical information of each nominee below.

Nominees for a One-Year Term Expiring at the 2018 Annual Meeting of Shareholders

All nine nominees were recommended to the Board by the Corporate Governance Committee.

José María Alapont, 66, has been a director of the Company since 2016 and serves as a member of the Company’s Audit and Corporate Governance Committee. Mr. Alapont served as the President and Chief Executive of Federal-Mogul Corporation, an automotive and industrial equipment supplier, from 2005 until he retired in 2012. Mr. Alapont also served as a director of Federal-Mogul until 2013. Prior to joining Federal-Mogul, Mr. Alapont served as Chief Executive Officer and as a director of Fiat Iveco, S.p.A., the global manufacturer and supplier of commercial trucks, buses, vans, off-road, firefighting and defense vehicles, from 2003 until 2005. Previously, Mr. Alapont held executive positions with increasing responsibility at Ford Motor Company, the global automotive vehicle manufacturer, at Delphi Corporation, an automotive parts manufacturing company, and at Valeo S.A., an automotive supplier. Mr. Alapont currently serves as a director of Hinduja Automotive Limited and was a director of Mentor Graphics Corporation until 2012. Mr. Alapont earned an Industrial Technical Engineering degree from la Escuela de Ingenieros Tecnicos de Valencia and a B.A. from Universidad de Valencia.

Mr. Alapont’s more than 40 years of senior executive and board experience in global automotive manufacturing and operations make him a valuable contributor to the Company’s Board of Directors. Culturally diverse, he has an appreciation for global business models, has strong manufacturing and supply chain experience, and has successfully led businesses as an operating executive.

Robert G. Bohn, 64, has been a director of the Company since 2014 and serves on the Company’s Corporate Governance Committee as Chair and on the Compensation Committee. He served as Chief Executive Officer of Oshkosh Corporation, a leading manufacturer of access equipment, specialty vehicles, and truck bodies for the primary markets of defense, concrete placement, refuse collection, and fire and emergency vehicles, from 1997 until 2010, and as its Chair of the Board from 2000 to 2011. Mr. Bohn joined Oshkosh Corporation in 1992 as Group Vice President, and also served as its President from 1994 to 2007 and as its Chief Operating Officer from 1994 to 1997. Prior to joining Oshkosh Corporation, he held various executive positions with Johnson Controls, Inc. from 1985 to 1992. He also serves as a Director of Carlisle Companies Inc., Parker Hannifin Corporation and Menasha Corporation.

Mr. Bohn’s extensive experience in growth strategy development and execution, international market development, acquisitions integration, and maximizing operational efficiency make him qualified to serve on the Company’s Board.

Donald M. Condon, Jr., 67, has been a director of the Company since 2010 and serves on the Company’s Compensation Committee as Chair and on the Audit Committee. Mr. Condon is President (2012 to present) of IDSM Distribution Services, Inc., a family-owned company providing distribution services. Mr. Condon previously served as Senior Vice President (2006-2012) of Olefins and Corporate Business Development for Westlake Chemical Corporation, an owner and operator of facilities for the manufacture of petrochemicals, plastics and fabricated plastic products. Prior to joining Westlake, Mr. Condon held executive positions in the petrochemical, plastics, oil and gas, and industrial fabrication business with Titan Chemicals Corp. Bhd. (2003-2006), Conoco (1993-2003), and E.I. DuPont De Nemours (1974-1993). While at Titan Chemicals, Mr. Condon was Managing Director and Chief Executive Officer, and he led the company when it went public on the Malaysian Stock Exchange (Bursa Malaysia) and the NYSE in 2005, and continued to serve as a director until 2010. Mr. Condon also serves as Chair of the Advisory Board of the Nicholas Center for Finance at the University of Wisconsin-Madison, Director of the Depression and Bipolar Support Alliance of Greater Houston, and is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow, NACD’s highest accreditation for boardroom leadership.

Mr. Condon’s more than 40 years of senior executive and board experience in management, finance, operations, strategy, and corporate development in the chemical, industrial, and energy industries make him a valuable contributor to the Company’s Board of Directors.

Anne M. Cooney, 56, has been a director of the Company since 2016 and serves as a member of the Company’s Audit and Compensation Committees. She has served since 2014 as President, Process Industries and Drives of Siemens Industry, Inc., a division of Siemens AG, a multinational conglomerate primarily engaged in industrial engineering, electronics, energy, healthcare, and infrastructure activities. Since joining Siemens in 2001, Ms. Cooney has held a variety of high-level management positions, including serving as Chief Operating Officer, Siemens Healthcare Diagnostics from 2011 until 2014, and as President, Drives Technologies of Siemens Industry, Inc. from 2008 until 2011. She previously held various positions with increasing responsibility at General Electric Company and also served as Vice President, Manufacturing of Aladdin Industries, LLC. Ms. Cooney earned a B.S. from Gannon University and an M.B.A. from Emory University.

Ms. Cooney brings senior management and operational experience to the Company’s Board of Directors. Her extensive background and leadership experience in various segments of large manufacturing companies make her qualified to serve on the Company’s Board of Directors.

Kenneth W. Krueger, 60, has been a director of the Company since 2004, currently serves as the Board Chair and served as the interim President and Chief Executive Officer of the Company from October 2015 until the effectiveness of the Separation. Mr. Krueger was the Chief Operating Officer (2006 to 2009) and Executive Vice President (2005 to 2006) of Bucyrus International, Inc., a global leader in mining equipment manufacturing. Mr. Krueger also was the Sr. Vice President and Chief Financial Officer (2000 to 2005) of A. O. Smith

Corporation, a global manufacturer of water heating and water treatment systems, and Vice President, Finance and Planning, Hydraulics, Semiconductor Equipment and Specialty Controls Group (1999 to 2000) of Eaton Corporation. Mr. Krueger also serves as a director of Douglas Dynamics, Inc. and Albany International Corporation.

Mr. Krueger has extensive financial, accounting and operations experience. He has served as a chief financial officer and chief operating officer of publicly-traded companies and has other significant senior management experience. His experience and background in finance and accounting in a publicly-traded manufacturing company bring great focus to the Company’s accounting, auditing and internal controls. Mr. Krueger’s operations leadership experience in the heavy manufacturing industry, coupled with his experience in accounting and finance, make him a valued adviser as a member of the Company’s Board of Directors and as the current Chair.

Jesse A. Lynn, 46, has been a director of the Company since April 2015 and currently serves on the Audit Committee and Corporate Governance Committee. He has been General Counsel of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion) since January 2015. From 2004 to January 2015, Mr. Lynn was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Lynn worked as an associate in the New York office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in its business and finance department from 2000 until 2004. From 1996 until 2000, Mr. Lynn was an associate in the corporate group at Gordon Altman Butowsky Weitzen Shalov & Wein. Mr. Lynn is a director of Herbalife Ltd. Carl C. Icahn has non-controlling interests in Herbalife and the Company through the ownership of securities. Mr. Lynn received a B.A. in 1992 from the University of Michigan and a J.D. in 1996 from the Boston University School of Law.

Mr. Lynn was originally elected as a director pursuant to an agreement between the Company and Mr. Icahn and his affiliated entities, as described in “Corporate Governance Committee Report — Consideration of Candidates for the Board Who Are Incumbent Directors” below. As General Counsel to a diversified holding company with investments in many companies, Mr. Lynn’s significant legal background and experience bring a valuable perspective to the Board, Audit Committee and the Corporate Governance Committee.

C. David Myers, 53, has been a director of the Company since 2016 and serves as the Chair of the Company’s Audit Committee. He is retired as President — Building Efficiency of Johnson Controls, Inc., a global diversified technology and industrial company, in 2014 after serving in such role since 2005. Mr. Myers previously served as President and Chief Executive Officer, as well as a director, of York International Corporation, a provider of heating, ventilating, air conditioning, and refrigeration products and services, from 2004 until York was acquired by Johnson Controls in 2005. Prior thereto, he held other positions with increasing responsibility at York, including serving as Executive Vice President and Chief Financial Officer. Mr. Myers previously served as a Senior Manager at KPMG LLP. Mr. Myers serves as a Member on the Children’s Hospital of Wisconsin board. Mr. Myers earned a B.S. from Pennsylvania State University.

Mr. Myers brings senior management, accounting, and financial controls experience to the Company’s Board of Directors. The foundation of Mr. Myers’ financial controls and accounting expertise is from when he served as a senior manager at KPMG and continued through his service as Chief Financial Officer of York. His background and experience in finance, accounting, and senior management in various segments of large manufacturing companies make him qualified to serve on the Company’s Board of Directors.

Barry L. Pennypacker, 56, has served as the Company’s President and Chief Executive Office since Separation after having joined the Company in December 2015 as President and Chief Executive Officer of the Company’s Crane business. Prior to joining the Company, Mr. Pennypacker served as Founder, President, and Chief Executive Officer of Quantum Lean LLC, a privately held manufacturer and supplier of precision components since 2013. Prior to that, he was President, Chief Executive Officer, and a director of Gardner

Denver, Inc., a manufacturer and marketer of engineered industrial machinery and related parts and services, from 2008 to 2012. Prior to joining Gardner Denver, Mr. Pennypacker served in positions of increasing responsibility at Westinghouse Air Brake Technologies, The Stanley Works, and Danaher Corporation.

Mr. Pennypacker was originally appointed as a director in 2016 pursuant to the terms of the offer letter he received in connection with joining the Company. Prior to joining the Company, his results-focused leadership style led the transformation of several complex businesses through continuous process improvements as well as delivering significant operational and financial performance improvements. In addition to serving as the Company’s President and Chief Executive Officer, Mr. Pennypacker’s deep industrial expertise, coupled with the successful execution of numerous lean initiatives throughout his career, qualifies him to serve on the Company’s Board of Directors.

John C. Pfeifer, 51, has been a director of the Company since 2016 and serves as a member of the Company’s Compensation and Corporate Governance Committees. He has served as corporate Vice President and President — Mercury Marine a subsidiary of the Brunswick Corporation, a global designer, manufacturer and marketer of recreation products including marine engines, boats, fitness equipment and billiards, since 2014. Mr. Pfeifer previously served as Vice President — Global Operations for Mercury Marine from 2012 until 2014 and as President, Brunswick Marine in EMEA from 2008 until 2012. Prior to joining Brunswick in 2006 as President, Asia Pacific Group, Mr. Pfeifer held various executive level positions with increasing responsibility at ITT Corporation, a diversified manufacturer. Mr. Pfeifer earned a B.A. from the University of Michigan.

Mr. Pfeifer has extensive management and operational experience in the international operations of large, diversified manufacturers. His experience in international market development, integration, and maximizing operational efficiency make him qualified to serve on the Company’s Board of Directors.

The Board of Directors recommends a vote “FOR” the election of the nine above nominees.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING DECEMBER 31, 2017

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, and ask that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2017 Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s By-laws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously pointed out, a majority of the votes cast on the Proposal by the holders of shares entitled to vote at the 2017 Annual Meeting is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the Proposal.

If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different independent registered public accounting firm. Nevertheless, the Audit Committee will still have the discretion to determine whom to appoint as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As explained in detail in the Compensation Discussion and Analysis and Compensation Committee Report sections of this Proxy Statement, through our executive compensation program we seek to align the interests of our executives with the interests of our shareholders and Company performance, as well as to motivate our executives to maximize long-term total returns to our shareholders. In accordance with rules adopted by the SEC, we are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers. The Company currently holds these votes annually (and is holding an advisory vote at the 2017 Annual Meeting regarding the frequency of future votes; see Proposal 4). We believe the 2016 actual compensation paid to the named executive officers is commensurate with the Company’s 2016 performance and is aligned with the interests of our shareholders. Accordingly, we ask your indication of support “FOR” approval of the compensation of the Company’s named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

In seeking your approval of the compensation of the named executive officers, we direct you to the Compensation Discussion and Analysis section, including its Executive Summary, and the Executive Compensation section.

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

PROPOSAL 4

ADVISORY VOTE RELATED TO HOLDING FUTURE ADVISORY VOTES EVERY YEAR TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to SEC rules, publicly-traded companies are required to hold an advisory vote of their shareholders at least every six years related to the frequency of future advisory votes to approve named executive officer compensation. The last such vote was held by the Company at the 2011 Annual Meeting of Shareholders. Advisory votes to approve named executive officer compensation may be held every one, two or three years. The Company currently holds advisory votes every year to approve named executive officer compensation. The Board is recommending that the Company continue to hold advisory votes every year to approve named executive compensation.

The Company’s compensation philosophy seeks to maximize returns to its shareholders. The Board of Directors has considered the appropriate interval for future advisory votes to approve named executive officer compensation and recommends that the advisory vote continue to be held every year, which will allow the Company’s shareholders to annually express their views on our compensation program. The Company values the annual input provided by its shareholders.

Similar to the advisory vote to approve named executive officer compensation, this Proposal is also an advisory vote and is not binding on the Company. However, the Company values the opinions expressed by its shareholders, and will consider the outcome of the advisory votes to approve named executive officer compensation itself and on the frequency of future advisory votes when making decisions on the frequency of future votes.

The Board of Directors recommends a vote for a frequency of “EVERY YEAR” (i.e., “1 Year” on the proxy card or voting instruction) for future non-binding shareholder advisory votes to approve the compensation of the Company’s named executive officers.

2.	GOVERNANCE OF THE BOARD AND ITS COMMITTEES

Governance of the Company

Composition.    Currently the Board is comprised of nine directors. Under the Company’s By-laws, the number of directors may not be less than seven or more than twelve. The Board of Directors has determined that the following non-employee directors — José María Alapont, Robert G. Bohn, Donald M. Condon, Jr., Anne M. Cooney, Jesse A. Lynn, C. David Myers and John C. Pfeifer — do not have any material relationships with the Company, other than serving as directors, and that each is independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com) and under applicable law and the New York Stock Exchange listing standards. In addition, Roy V. Armes, Dino J. Bianco, Joan K. Chow, Cynthia M. Egnotovich, and Keith D. Nosbusch, who served as non-employee directors until the Separation, were also considered independent. In determining whether a director has a material relationship with the Company, the Board has adopted nine criteria which may be viewed on the Company’s website at www.manitowoc.com. Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company. Kenneth W. Krueger, who served as Interim President and Chief Executive Officer from October 2015 until the Separation, and prior thereto earned special fees totaling $240,000 for services related to the Separation in fiscal 2015, is not considered to be independent. Barry L. Pennypacker, the Company’s President and Chief Executive Officer, is not an independent director.

Guidelines.    The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures. A copy of the current Corporate Governance Guidelines may be viewed on the Company’s website at www.manitowoc.com.

As set forth in the Corporate Governance Guidelines, all directors are strongly encouraged to attend all annual shareholder meetings of the Company. All of the directors serving at the time attended the 2016 Annual Meeting of Shareholders.

Ethics.    The Company has a Code of Business Conduct that includes a Global Ethics Policy that pertains to all employees including but not limited to the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. A copy of these policies can be viewed at the Company’s website at www.manitowoc.com.

Meetings.    During the fiscal year ended December 31, 2016, the Board of Directors met nine times. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served. As required by the Company’s Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2016.

Board Leadership Structure.    The Board of Directors has determined that the interests of the Company and the Board of Directors are best served at this time by separating the roles of Chair of the Board and Chief Executive Officer of the Company. Among the factors considered by the Board in reaching this conclusion, the

Board of Directors believes that with the recent Separation, it is important for Mr. Pennypacker to focus solely on his responsibilities as President and Chief Executive Officer of the Company and that a Board member with a long-standing familiarity with the Company should serve as the Chair of the Board of Directors.

The Corporate Governance Guidelines provide that if the Chair of the Board is also the Chief Executive Officer, the chairperson of the Corporate Governance Committee, Robert G. Bohn currently, will serve as the lead director. If for any reason the chairperson of the Corporate Governance Committee is unable to perform the lead director role on a temporary basis, he/she will designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of lead director on an interim basis. The lead director has the following duties and responsibilities: (a) preside at all meetings of the Board of Directors at which the Chair of the Board is not present, including independent director sessions; (b) call independent director sessions; (c) serve as a liaison between the Chair of the Board and the independent directors; (d) review and approve the agendas for Board meetings, including the schedule of meetings; (e) meet with the Chair of the Board and Chief Executive Officer after each Board meeting to provide feedback to the Chair of the Board and Chief Executive Officer regarding the Board meeting and any other matters deemed appropriate by the independent directors; and (f) such other duties and responsibilities as the Board of Directors may request from time to time.

Committees.    The Company has standing Corporate Governance, Audit, and Compensation Committees of the Board of Directors, comprised of only independent directors as follows:

Audit Committee	Compensation Committee	Corporate Governance Committee
C. David Myers, Chair	Donald M. Condon, Jr., Chair	Robert G. Bohn, Chair
José María Alapont	Robert G. Bohn	José María Alapont
Donald M. Condon, Jr.	Anne M. Cooney	Jesse A. Lynn
Anne M. Cooney	John C. Pfeifer	John C. Pfeifer
Jesse A. Lynn

Risk Oversight

The Board of Directors is responsible for the oversight of risk across the entire Company. This responsibility is administered more directly through the Audit Committee of the Board of Directors. As set forth in the Audit Committee Charter, one purpose of the Audit Committee is to assist the Board of Directors in fulfilling its role in the oversight of the risk across the organization and the management and/or mitigation of those risks. On a regular basis in its committee meetings, the Audit Committee specifically reviews the risk factors identified by management that could have a material adverse effect on the business, financial condition, or results of operations of the Company. Additionally, the Audit Committee works to identify the Company’s material risks and risk factors through regular meetings and discussions with senior management, the director of internal audit and the Company’s independent auditors. Management reviews with the Audit Committee the potential risks and mitigating strategies related to each of the Company’s key business areas (i.e., market, financial, operational, reputation, competition, legal and regulatory, environmental, health and safety, product liability, public reporting, information systems, employment and labor, and strategic planning). As specific issues arise and are identified, the Audit Committee reviews with management those issues and the controls that have been put in place, as well as the actions taken to address and mitigate those risks. The management of the risks takes place through the following offices based on responsibility: Chief Financial Officer (market, financial, accounting, information systems, public reporting, reputation, regulatory, and strategic planning risks); General Counsel (legal, regulatory, product liability, and insurance risks); Senior Vice President of Human Resources (employment, labor, regulatory, environmental, health, welfare and safety risks); and the mobile and tower segment Executive Vice Presidents (market, operational, and competition risks).

Transactions with Related Persons

The Company’s policies and procedures regarding the review, approval, and ratification of related party transactions are circumscribed in the director independence criteria adopted by the Board and may be viewed on the Company’s website at www.manitowoc.com, and in the Company’s Code of Business Conduct and Code of Ethics, which also may be viewed on the Company’s website at www.manitowoc.com. The Company’s Code of Ethics specifically requires that (a) without the prior approval of the Chief Executive Officer, the Chief Financial Officer or General Counsel of the Company, no officer or employee will enter into any transaction for or on behalf of the Company with any other person or entity in which the employee or officer has a direct or indirect interest; (b) directors and officers of the Company are required to report annually, on a director and officer questionnaire circulated by the Company, any material interest that such director or officer has in any business enterprise with which the Company conducts business; and (c) any transactions or agreements relating to transactions between the Company and any such business enterprise must be approved by those members of the Company’s Board of Directors who have no interest in the business enterprise, which approval may be a continuing approval. There were no reportable transactions with related parties during 2016.

Corporate Governance Committee

The Corporate Governance Committee is also the Company’s nominating committee. The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees, and to recommend to the Board the corporate governance principles and guidelines. The Corporate Governance Committee conducts an annual assessment of its own performance and it manages the annual evaluation of the Board. The Corporate Governance Committee has a charter that may be viewed on the Company’s website at www.manitowoc.com.

All members of the Corporate Governance Committee are independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed at the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange.

The Corporate Governance Committee met four times during 2016. For further information, see the Corporate Governance Committee Report below.

Audit Committee

The purpose of the Audit Committee, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the risk across the organization and the management and/or mitigation of those risks, (6) the Company’s compliance with ethical standards established by law, rule, regulation, and Company policy, and (7) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee conducts an annual evaluation of its own performance. The Audit Committee has a charter, which may be viewed on the Company’s website at www.manitowoc.com.

All the members of the Audit Committee are “independent,” as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange relating to audit committees. The Board has determined that all members of the Audit Committee are financially literate and that Messrs. Myers and Condon are “audit committee financial experts,” as defined in the Company’s Audit Committee Charter and in the SEC regulations.

The Audit Committee met seven times during 2016. For further information, see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that officers, directors, and employees are compensated in accordance with the Company’s philosophy, objectives, and policies. The Compensation Committee reviews and approves compensation and benefits policies, strategies, and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s annual Proxy Statement, in accordance with applicable rules and regulations. The Compensation Committee conducts an annual evaluation of its own performance. A copy of the Compensation Committee Charter can be viewed on the Company’s website at www.manitowoc.com.

All the members of the Compensation Committee are “independent” as defined in the Company’s Corporate Governance Guidelines, the Compensation Committee Charter (both of which may be found on the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange relative to compensation committees. The Compensation Committee is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Management is responsible for making recommendations to the Compensation Committee (except with respect to compensation paid to the Chief Executive Officer) and effectively implementing the executive compensation program, as established by the Compensation Committee. To assist the Compensation Committee with its responsibilities regarding the executive compensation program, the Compensation Committee currently retains Willis Towers Watson as its independent compensation consultant. The Compensation Committee considered the factors set forth in the Compensation Committee Charter and in applicable SEC and New York Stock Exchange rules regarding independence, and does not believe that its retention of Willis Towers Watson has given rise to any conflict of interest.

The Compensation Committee’s responsibilities include the following:

•

Acting on behalf of the Board of Directors in setting compensation policy, administering compensation plans, and making decisions with respect to the compensation of key Company executives, including the review and approval of merit/other compensation budgets and payouts under incentive plans

•

Reviewing and recommending to the full Board for approval, annual base salary levels, short-term and long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), benefits, and supplemental benefits of the Chief Executive Officer and other key executives of the Company

•

Annually appraising the performance of the Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to other key executives of the organization

•

Annually evaluating Chief Executive Officer and other key executives’ compensation levels and payouts against (1) pre-established, measurable performance goals and objectives; and (2) an appropriate comparison group

•	Reviewing and recommending pay levels for non-employee directors for vote by the full Board

The Compensation Committee met seven times during 2016. For further information, see the Compensation Discussion and Analysis and the Compensation Committee Report below.

3.	CORPORATE GOVERNANCE COMMITTEE REPORT

The Corporate Governance Committee has adopted the following policies and procedures regarding consideration of candidates for the Board:

Consideration of Candidates for the Board of Directors Submitted by Shareholders.    The Corporate Governance Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding common stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”). Any Qualified Shareholder must submit its recommendation no later than 120 calendar days before the date of the Company’s Proxy Statement is released to the shareholders in connection with the previous year’s annual meeting for the recommendation to be considered by the Corporate Governance Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Shareholder/Interested Person Communications.” In considering any timely-submitted recommendation from a Qualified Shareholder, the Corporate Governance Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event shall a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Corporate Governance Guidelines and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines be recommended for nomination by the Corporate Governance Committee.

The Corporate Governance Committee did not receive, prior to the deadline noted in the foregoing policy, any recommendations for director nominees from any Qualified Shareholder (as defined in the foregoing policy).

Consideration of Candidates for the Board who are Incumbent Directors.    Prior to the expiration of the term of a director desiring to stand for re-election, the Corporate Governance Committee will evaluate the performance and suitability of the particular director. The evaluation may include the opportunity for other sitting directors to provide input to the Corporate Governance Committee or its chairperson and may include an interview of the director being evaluated. If the director being evaluated is the chairperson of the Corporate Governance Committee, another Corporate Governance Committee member will be appointed by the Corporate Governance Committee to lead the evaluation. The Corporate Governance Committee will make a recommendation to the Board for the Board’s final decision on each director seeking re-election.

Mr. Lynn was initially elected as a director in 2015 pursuant to a Settlement Agreement (as subsequently amended, the “Agreement”) among the Company and Carl C. Icahn and various related and associated entities (collectively, the “Icahn Shareholders”). The Icahn Shareholders have disclosed beneficial ownership exceeding 5% of the Company’s common stock. See “OWNERSHIP OF SECURITIES — Stock Ownership of Beneficial Owners of More than Five Percent.” The Agreement provided the Icahn Shareholders with the option to cause the Company to appoint one designee of the Icahn Shareholders to its Board of Directors, subject to approval of the designee by the Company’s Board of Directors. The Agreement provided that the designee, Mr. Lynn, must promptly resign from the Board if the Icahn Shareholders cease to own at least 5% of the Company’s voting shares. Under the Agreement, the Icahn Shareholders agreed to certain standstill provisions with respect to the Company during a defined standstill period. As a result of the Separation and the passage of time, the Agreement has now expired. However, notwithstanding the expiration of the Agreement, as a result of his valuable service to the Company since he joined the Board, Mr. Lynn was nominated for re-election.

Consideration of Candidates for the Board who are Non-Incumbent Directors.    In the event of a vacancy in the Board of Directors, the Corporate Governance Committee will manage the process of searching for a suitable director. The Corporate Governance Committee will be free to use its judgment in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy. The process may include the consideration of candidates recommended by officers, Board members, shareholders, and/or a third party professional search firm retained by the Corporate Governance Committee. The Corporate Governance Committee has sole authority to retain (including to determine the fees and other retention terms) and terminate any third party to be used to identify director candidates and/or evaluate any director candidates. Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent,” as that term is defined in the Corporate Governance Guidelines and the New York Stock Exchange rules, and to candidates who are sitting or former executives of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934. The Corporate Governance Committee is not required to consider candidates recommended by a shareholder except in accordance with the policy captioned, “Consideration of Candidates for the Board of Directors Submitted by Shareholders” set forth in the Corporate Governance Committee Charter. If the Corporate Governance Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

Director Qualifications and Diversity.    The Board of Directors appreciates the value that can come from a diverse representation on the Board of Directors. In identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Committee believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience and expertise. In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation, or gender identity.

Shareholder/Interested Party Communications.    As set forth in the Company’s Corporate Governance Guidelines, which may be viewed on the Company’s website at www.manitowoc.com, any shareholder or interested party may communicate with the Board of Directors in accordance with the following process. If an interested party desires to communicate with the Board of Directors or any member of the Board of Directors, the interested party may send such communication in writing to the Company to the attention of the Director of Investor Relations and/or the General Counsel. Such communication must include the following information in order to be considered for forwarding to the Board of Directors or the applicable director:

1.	The name, address, and phone number of the interested party;

2.

The basis of the party’s interest in the Company; for example, if the interested party is a shareholder, a statement to that effect with the number of shares owned by the shareholder and the length of time that such shares have been beneficially owned;

3.	The identity of the director or directors for whom such communication is intended;

4.	The address where any reply or questions may be sent by the Company, the Board or any Board member;

5.	Whether such interested party requests that the Company let the interested party know whether or not such communication has been forwarded to the Board or the particular Board member; and

6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication that the Company’s Director of Investor Relations or General Counsel determines, in his or her discretion, to be or to contain any language that is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board nor any Board member shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.

Corporate Governance Committee

Robert G. Bohn, Chair

José María Alapont

Jesse A. Lynn

John C. Pfeifer

4.	AUDIT COMMITTEE REPORT

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with the Company’s management;

•

discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees), and SEC Regulation S-X, Rule 2-07 (Communication with Audit Committee); and

•

received the written disclosure and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Fees Billed to the Company by PricewaterhouseCoopers LLP during

Fiscal 2016 and 2015

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table:

Year Ended December 31,	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2016	$2,475,354	$715,944(1)	$2,001,669(1)	$1,800
2015	$3,803,000	$2,903,000(2)	$3,979,000(3)	$1,800

(1)	Includes $644,585 of Audit related fees to the Separation and $1,814,417 of tax fees related to the Separation.

(2)	Includes $2.3 million of audit related fees associated with the carve-out of the financial statements of MFS as part of the Separation.

(3)	Includes $3.1 million of tax related fees associated with the legal restructuring to affect the Separation.

Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the SEC.

Audit related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements as well as fees associated with the Separation as described above.

Tax fees primarily include fees associated with tax compliance, tax consulting, and domestic and international tax planning as well as fees associated with the Separation as described above.

All other fees primarily include fees associated with an accounting research tool.

The Company’s policy and procedures for pre-approval of non-audit services to be performed by the Company’s independent registered public accounting firm are set forth in Section III of the Audit Committee Charter. A copy of the Audit Committee Charter may be viewed on the Company’s website at www.manitowoc.com. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy and process set forth in the Audit Committee Charter.

Independent Registered Public Accounting Firm

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2017. As set forth in this Proxy Statement, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the 2017 Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2017 Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee

C. David Myers, Chair

José María Alapont

Donald M. Condon, Jr.

Anne M. Cooney

Jesse A. Lynn

5.	EQUITY COMPENSATION PLANS

The following table summarizes, as of December 31, 2016, the number of shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans and the number of shares available under such plans pursuant to which grants of options, warrants, and rights to acquire shares may be made from time-to-time.

	A		B		C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans not approved by security holders(1)	0	(2)	$0	(2)	0	(2)
Equity compensation plans approved by security holders(2)(3)	3,821,541 1,727,576 22,400	(3(a))(4) (3(b))(4) (3(c))	$4.46 $4.40 $6.39	(3(a))(4) (3(b))(4) (3(c))	26,025,008 0 0	(3(a))(4) (3(a)) (3(c))
Total	6,584,156				26,025,008

(1)

Reflects the Company’s Deferred Compensation Plan, which is discussed under section 8 — Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Deferred Compensation” under Other Pay Elements and under section 7 — Non-Employee Director Compensation.

(2)

Column (A) does not include 108,958 common stock units issued under the Deferred Compensation Plan as of December 31, 2016. Each common stock unit under the Deferred Compensation Plan represents the right to receive one share of Company common stock following the participant’s death, disability, termination of service as a director or employee, a date specified by the participant, or the earlier of any such events to occur. Since the common stock units are acquired by participants through a deferral of fees or compensation, there is no “exercise price” associated with the common stock units. Thus, the weighted-average exercise price in column (B) is calculated solely on the basis of outstanding options issued under the 2003 Incentive Stock and Awards Plan (the “2003 Stock Plan”), the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Stock Plan”), and the 2013 Omnibus Incentive Plan and does not take into account the common stock units issued under the Deferred Compensation Plan. The operation of the Deferred Compensation Plan requires the plan trustees to make available as and when needed a sufficient number of shares of Company common stock to meet the needs of the plan. Accordingly, since there is no specific number of shares reserved for issuance under the Deferred Compensation Plan, column (C) includes only those shares remaining available for issuance under the 2003 Stock Plan, the 2004 Stock Plan and the 2013 Omnibus Incentive Plan.

(3)

Consists of the Company’s: (a) 2013 Omnibus Incentive Plan; (b) 2003 Stock Plan; and (c) 2004 Stock Plan. No new awards may be issued under the 2003 Stock Plan or the 2004 Stock Plan; however, the two plans continue to govern awards outstanding as of the date they were terminated, and the outstanding awards under these plans continue in force and effect until vested, exercised or forfeited pursuant to their terms. The securities remaining available for future issuance pursuant to the 2013 Omnibus Incentive Plan were adjusted in accordance with the plan’s terms in connection with the Separation.

(4)

Includes stock options, performance share awards issued at target and restricted stock units. Does not include restricted shares. The weighted-average price does not factor in performance share awards or restricted stock units.

6.	OWNERSHIP OF SECURITIES

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Carl C. Icahn c/o Icahn Capital LP 767 Fifth Avenue, 47th Floor New York, NY 10153	10,582,660	(1)	7.8%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	9,589,488	(2)	6.9%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,184,499	(3)	5.9%

(1)

The information is based solely on a Schedule 13D/A filed with the SEC by Carl C. Icahn and his affiliated entities on January 16, 2015, as amended on February 9, 2015 and on January 4, 2016. According to the filing, as of January 16, 2015: (i) High River Limited Partnership, a Delaware limited partnership, has sole voting power and sole dispositive power with respect to 2,116,531 shares; (ii) Hopper Investments LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with respect to 2,116,531 shares; (iii) Barberry Corp., a Delaware corporation, has shared voting power and shared dispositive power with respect to 2,116,531 shares; (iv) Icahn Partners Master Fund LP, a Delaware limited partnership, has sole voting power and sole dispositive power with respect to 3,438,929 shares; (v) Icahn Offshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with respect to 3,438,629 shares; (vi) Icahn Partners LP, a Delaware limited partnership, has sole voting power and sole dispositive power with respect to 5,027,500 shares; (vii) Icahn Onshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with respect to 5,027,500 shares; (viii) Icahn Capital LP, a Delaware limited partnership, has shared voting power and shared dispositive power with respect to 8,466,129 shares; (ix) IPH GP LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with respect to 8,466,129 shares; (x) Icahn Enterprises Holdings L.P., a Delaware limited partnership, has shared voting power and shared dispositive power with respect to 8,466,129 shares; (xi) Icahn Enterprises G.P. Inc., a Delaware corporation, has shared voting power and shared dispositive power with respect to 8,466,129 shares; (xii) Beckton Corp., a Delaware corporation, has shared voting power and shared dispositive power with respect to 8,466,129 shares; and (xiii) Carl C. Icahn has shared voting power and shared dispositive power with respect to 10,582,660 shares. Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the affiliated entities.

(2)

This information is based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2017. Vanguard reported that it may be deemed to have sole voting power as to 155,258 shares, shared voting power as to 13,900 shares, sole dispositive power with respect to 9,427,030 shares and shared dispositive power with respect to 162,458 shares as of December 31, 2016.

(3)

This information is based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 30, 2017. BlackRock reported that it may be deemed to have sole voting power with respect to 7,915,969 shares and sole dispositive power with respect to 8,184,499 shares as of December 31, 2016.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each current director and director nominee of the Company, by each current and former executive officer of the Company named in the Summary Compensation Table below, and by the current directors and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of February 28, 2017. Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock, and the current executive officers and directors as a group own approximately 3% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan. None of the persons named below has pledged any of his/her shares as security.

Name	Number of Shares of Common Stock Beneficially Owned(1)		Number of Deferred Common Stock Units Beneficially Owned(2)
José María Alapont	42,182	(3)	0
David J. Antoniuk	86,311	(4)	0
Robert G. Bohn	49,007	(3)	0
Donald M. Condon, Jr.	67,406	(3)	7,728
Anne M. Cooney	42,182	(3)	0
Kenneth W. Krueger	161,134	(3)(5)	20,926
Jesse A. Lynn	46,314	(3)(6)	0
Thomas G. Musial	410,685	(7)(11)	8,978
C. David Myers	40,581	(3)	0
Barry L. Pennypacker	232,703	(8)	9,016
John C. Pfeifer	42,182	(3)	0
Aaron H. Ravenscroft	53,208	(9)	0
Lawrence J. Weyers	152,871	(10)(11)	0
Carl J. Laurino, Former Executive Officer	41,570	(6)	0
Total of all current executive officers and directors as a group (16 persons)	3,719,930	(12)	101,781	(13)

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.

(2)

The Company has the sole right to vote all shares of common stock underlying the common stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)	Includes 16,601 restricted share units received February 22, 2017.

(4)	Includes shares Mr. Antoniuk received at his date of hire, May 31, 2016.

(5)	Includes 2,600 shares that Mr. Krueger has the right to acquire pursuant to the equity awards plan within sixty days following the record date for the 2017 Annual Meeting.

(6)	Mr. Laurino is no longer employed with the Company.

(7)	Includes 199,260 Mr. Musial has the right to acquire pursuant to the equity awards plan within sixty days following the record date for the 2017 Annual Meeting.

(8)	Includes 154,703 Mr. Pennypacker has the right to acquire pursuant to the equity awards plan within sixty days following the record date for the 2017 Annual Meeting.

(9)	Includes 24,752 Mr. Ravenscroft has the right to acquire pursuant to the equity awards plan within sixty days following the record date for the 2017 Annual Meeting.

(10)	Includes 96,226 Mr. Weyers has the right to acquire pursuant to the equity awards plan within sixty days following the record date for the 2017 Annual Meeting.

(11)

For the following current and former executive officers, includes the indicated number of shares that were held in their respective 401(k) Retirement Plan accounts as of February 28, 2017, as to which they have sole voting power and shared investment power: Mr. Musial — 21,031, and Mr. Weyers — 1,211.

(12)

Includes 1,956,884 shares, as of February 28, 2017, held by the 401(k) Retirement Plan (persons within the group hold sole voting power with respect to 76,261 of these shares, and shared investment power with respect to all of these shares by virtue of the Plan’s administration by an investment committee of benefit management executive officers).

(13)

Includes all shares of common stock held within the Deferred Compensation Plan Trust as of February 28, 2017. Certain officers have sole voting power under the Deferred Compensation Plan Trust with respect to 18,682 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons owning more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of equity and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2016 were complied with in a timely manner, except as follows: (i) the Forms 4 reporting the March 28, 2016 grants of restricted stock units to Ms. Cooney and Messrs. Alapont, Bohn, Condon, Lynn, Myers and Pfeifer were filed on April 13, 2016, due to an administrative error; (ii) the Forms 4 reporting Mr. Musial’s April 29, 2016 option exercise and the May 2, 2016 option exercises by Messrs. Krueger and Laurino were filed on May 5, 2016, due to a clerical error; and (iii) the Form 4 reporting Mr. Pennypacker’s acquisition of common stock units pursuant to the Company’s Deferred Compensation Plan on September 30, 2016, was filed on October 5, 2016, due to a clerical error.

7.	NON-EMPLOYEE DIRECTOR COMPENSATION

The annual compensation package for non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors. The non-employee director compensation package is also intended to be competitive relative to general industrial companies of comparable size to the Company. The Compensation Committee typically reviews the market competitiveness of the non-employee director compensation program every two years. In connection with the retention of Willis Towers Watson in 2014, the program was reviewed in February 2015. The 2015 review did not result in any changes to the compensation program for non-employee directors. Accordingly, the 2016 compensation package for non-employee directors consisted of cash (Board and committee annual retainers and meeting fees) and equity (restricted stock units) awards. Directors are also entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and from and attendance at Board and committee meetings and other Company events. An individual director’s actual annual compensation will vary based on committee memberships, committee chair responsibilities, and the number of Board and committee meetings attended.

The following table summarizes the 2016 compensation elements provided to the Company’s non-employee directors:

Element	Amount
Annual Retainer for Board Chair (non-executive)	$125,000
Annual Board Member Cash Retainer	$60,000
Annual Retainer for Lead Independent Director	$25,000
Audit Committee Chairperson Annual Retainer	$15,000
Compensation Committee Chairperson Annual Retainer	$12,000
Governance Committee Chairperson Annual Retainer	$12,000
Board Per-Meeting Fee	$1,500
Committee Per-Meeting Fee	$1,500
Annual Restricted Stock Units Grant(1)	25,581 shares	(1)

(1)	The grant, with a guideline value of $110,000, was granted on March 28, 2016 to all non-employee directors at that time.

The majority of the target annual compensation package is delivered in the form of equity, which is designed to promote a strong alignment of interests between the Company’s non-employee directors and its shareholders. In 2016, the equity grant was based on the guideline value ($110,000) and the Company’s approximate recent average stock price ending March 28, 2016. The actual grant price and accounting expense was based on a 16-day average stock price prior to March 28, 2016. For 2016, the guideline value of the restricted stock unit grant was $110,000. Equity grants made in 2016 to non-employee directors were granted out of the Company’s 2013 Omnibus Incentive Plan. The Compensation Committee of the Company’s Board of Directors may, in its discretion, grant awards from time-to-time in such amounts as it determines and to such non-employee directors as it selects. The restricted stock units vest on the second anniversary of the grant date. The restrictions provide that, unless the Compensation Committee in its discretion determines otherwise, (i) the restricted stock units will be immediately forfeited if the director ceases to be a member of the Board prior to the vesting date for any reason other than the director’s retirement (due to reaching the mandatory retirement age established by the Board), death, or disability; and (ii) the restricted stock units are subject to various transfer restrictions prior to the vesting date.

The Board of Directors has implemented stock ownership guidelines for non-employee directors, which require each non-employee director to acquire an amount of the Company’s common stock with a value equal to five times such director’s total annual Board member cash retainer (does not include meeting fees or the annual committee chairperson retainers). The guideline requires the stock ownership amount to be met by the end of the fifth full calendar year after the director is first elected to the Board. Directors are required to retain net shares upon vesting of equity awards until achieving the stock ownership guideline. As of December 31, 2016 each of the non-employee directors was either in compliance or projected to be in compliance with the ownership guidelines based upon projected future awards if continued Board membership and service continues.

In addition, under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of the director’s annual retainer and meeting fees, as well as restricted stock unit awards, for future payment upon death, disability, termination of service as a director, a date specified by the participant, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the director’s stock ownership guideline by electing to defer a portion of his/her compensation under the Company’s Deferred Compensation Plan and investing in stock units (value equivalent to the Company’s stock price).

Following the Separation, the Compensation Committee re-evaluated, with the assistance of Willis Towers Watson, the director compensation program. Based upon market trends, it was determined that Board and Committee meeting fees would be eliminated and replaced by annual retainers. The use of retainers is the dominant form of Board and Committee compensation and is seen as best practice that enhances transparency and encourages effectiveness. Effective in 2017 the director compensation program implemented use of annual retainers in lieu of meeting fees.

The following table summarizes the 2017 compensation elements provided to the Company’s non-employee directors:

Element	Amount
Annual Retainer for Board Chair (non-executive)	$125,000
Annual Retainer for Board Member	$75,000
Annual Retainer for Lead Independent Director	$25,000
Annual Retainer for Audit Committee Chair	$20,000
Annual Retainer for Compensation Committee Chair	$15,000
Annual Retainer for Governance Committee Chair	$15,000
Annual Retainer for Audit Committee Member	$10,000
Annual Retainer for Compensation Committee Member	$7,500
Annual Retainer for Governance Committee Member	$7,500
Annual Restricted Stock Units Grant	$110,000

Non-Employee Directors’ Compensation

The following table sets forth the total compensation earned by non-employee directors during the fiscal year ended December 31, 2016. Mr. Krueger is not included in this table as a result of his service as interim President and Chief Executive Officer until the Separation. Mr. Krueger’s compensation for his service as a director, including the fees earned for serving as Chair of the Board, are included in the Summary Compensation Table below. Non-employee directors currently serving on the Board are listed first, followed by the non-employee directors that went with Manitowoc Foodservice Inc. or who left the Company’s Board of Directors upon the Separation on March 4, 2016.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
José María Alapont	$64,500	$109,998	$0	$0	$0	$174,498
Robert G. Bohn	$111,875	$109,998	$0	$0	$0	$221,873
Donald M. Condon, Jr.	$94,500	$109,998	$0	$0	$0	$204,498
Anne M. Cooney	$67,500	$109,998	$0	$0	$0	$177,498
Jesse A. Lynn	$81,000	$109,998	$0	$0	$0	$190,998
C. David Myers	$71,250	$109,998	$0	$0	$0	$181,248
John C. Pfeifer	$66,000	$109,998	$0	$0	$0	$175,998
Roy V. Armes(5)	$19,500	$0	$0	$0	$0	$19,500
Dino Bianco(5)	$19,500	$0	$0	$0	$0	$19,500
Joan Chow(5)	$21,000	$0	$0	$0	$0	$21,000
Cynthia Egnotovich(5)	$21,000	$0	$0	$0	$0	$21,000
Keith Nosbusch(5)	$19,500	$0	$0	$0	$0	$19,500

(1)	Includes annual retainer and meeting fees as well as lead director and committee chairperson annual retainer.

(2)

Reflects the grant date fair value of restricted stock units awarded in 2016 as computed under the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The restricted stock units vest on the second anniversary of the grant date. At year end, directors [and former directors] had outstanding restricted stock units for Company shares as follows: Messrs. Alapont, Myers and Pfeifer and Ms. Cooney — 25,581 each; Mr. Bohn — 30,627; Mr. Condon — 40,267; and Mr. Lynn — 29,713.

(3)	No stock options were awarded to directors in 2016.

(4)

Travel-related expenses of a director’s spouse or guest are not included in these numbers. From time-to-time, spouses or guests may be invited to accompany the directors at a Company function at the Company’s expense. During 2016, there were no expenses for the spouses of the directors.

(5)	Effective upon the Separation, Messrs. Armes and Nosbusch retired as directors, and Ms. Chow, Ms. Egnotovich and Mr. Bianco left the Company Board to become directors of MFS.

8.	COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The discussion and analysis below, which should be read together with the compensation tables located elsewhere in this Proxy Statement, is designed to assist shareholders with understanding the objectives of our executive compensation program, the different components of compensation paid and the basis for our compensation decisions. This discussion focuses on the compensation of the current and former executive officers named in the Summary Compensation Table in this Proxy Statement (the “named executive officers” or NEOs), who are listed below:

•	Barry L. Pennypacker — President and Chief Executive Officer

•	David J. Antoniuk — Senior Vice President and Chief Financial Officer

•	Thomas G. Musial — Senior Vice President of Human Resources and Administration

•	Lawrence J. Weyers — Executive Vice President — Tower Cranes

•	Aaron H. Ravenscroft — Executive Vice President — Mobile Cranes

•	Kenneth W. Krueger — Former Interim President and Chief Executive Officer and current Chair of the Board

•	Carl J. Laurino — Former Senior Vice President and Chief Financial Officer

Effect of the Manitowoc Separation on 2016 Compensation Decisions for NEOs

As discussed herein, compensation decision making for 2016 differed from prior years in view of special circumstances related to the Separation, which took effect in March 2016. The planned Separation was contemplated as part of the 2016 incentive plan design, as detailed below. In general, compensation for those executives that joined the Company either before or shortly after the Separation (Messrs. Pennypacker, Antoniuk and Ravenscroft) was determined by the Compensation Committee when they joined Manitowoc. No further increases or adjustments to 2016 compensation were made after their respective hire dates. As part of determining 2016 compensation for these NEOs, the Compensation Committee considered competitive data for a company of Manitowoc’s size post-Separation, the executives’ past compensation history, the expected importance and impact of each executive’s role at Manitowoc, and internal equity among other factors.

Messrs. Musial and Weyers have been executive officers of the Company for several years. Mr. Musial’s 2016 compensation was adjusted to reflect the revised size of Manitowoc, largely through downward adjustments to his long-term incentive grant value, and Mr. Weyer’s compensation remained unchanged.

Upon the Separation, Mr. Krueger’s role as Interim President and Chief Executive Officer ended, after which he continued with the Company as non-executive Chair of the Board. Further, Mr. Laurino, the Company’s former Senior Vice President and Chief Financial Officer, left the Company mid-year.

Effect of the Manitowoc Separation on Outstanding 2014-2016 Performance Share Plan Cycle

In addition, the 2014-2016 long-term incentive plan (“LTIP”) performance cycle (which ended in December 2016) was interrupted by the Separation. Goals for the 2014-2016 performance cycle were established before the Separation was contemplated. As a result of that timing, the effects of the completion of the Separation and challenges inherent in determining performance relative to the goals set in 2014 (which were based on relative total shareholder return (“TSR”) and economic value added (“EVA”)), the Compensation Committee exercised discretion and determined that the interrupted 2014-2016 performance shares would vest at 100% of target performance (so long as participants remained employed by the Company through December 31, 2016). Although awards were vested at 100% of target, the value of the awards was not permitted to exceed target; the original plan design allowed for payment above target if performance goals were exceeded.

Executive Summary

Financial Performance was Below Targeted Goals

Fiscal year 2016 was a challenging year for the Company in several respects, as demand for our products was below expectations, similar to many manufacturers in the same or similar market segments in which the Company operates. In addition, beyond the Separation, management took several difficult steps intended to position the Company for future success when market conditions improve, such as restructuring our business units to more accurately represent the needs of our customers and the products which they require. We believe these actions put the Company on the path to improved financial and operational performance going forward.

Key Business Results	Impact on Pay Decisions

•     Sales decreased by 13.5% to $1.6 billion from $1.9 billion in 2015

•     Adjusted Operating Loss of $(27.4) million compared to Adjusted Operating Income of $15.3 million in 2015

•     Operating Cash Flow from Continuing Operations was a use of cash of $(122.4) million compared to a use of cash of $(25.5) million in 2015

•     There was not any payout on the Short-Term Incentive Plan (“STIP”) awards, reflecting performance that was below targeted financial performance and minimum threshold.

•     The performance share award granted in 2014 for the 2014 through 2016 performance period was determined by the Compensation Committee and Board of Directors to be at 100% because of the Company split and the 2014 goals were based on a consolidated Company, not a separated Company.

•     There were no salary increases for the named executive officers for 2016

Consistent with our emphasis on performance-based pay, a significant proportion of our named executive officers’ target annual pay opportunity is based on financial results (relative to specific goals) and share price appreciation over time. Commensurate with the Company’s 2016 performance, across the organization there was no annual incentive payouts for the performance period ended December 31, 2016.

Our Executive Pay Program Strongly Aligns Pay-For-Performance and Applies Market Best Practices

Our executive compensation program is intended to reflect a strong pay-for-performance design and incorporates many market best practices. Subject to certain unusual factors related to the Separation, over the past several years, the Company’s executive compensation program design and practices have evolved to better support our changing business and talent needs, as well as to reflect market practices and trends. In particular, as summarized below, we have improved the linkage of the pay program to key metrics of our business strategy and shareholder value creation. The Company’s approach is to apply a comprehensive perspective in selecting performance measures and setting goals for both the annual and long-term incentive plans. As a result of the foregoing considerations, the performance metrics used in our annual incentive plan and the financial measures in our performance share grants have continued to adapt along with our business strategy from year-to-year to best reflect the direct accountabilities assigned to the management team for a particular year (short-term incentives) and for several years (long-term incentives). While we did not grant performance shares in 2015 due to the intended Separation, we resumed granting such awards in 2016.

2016 Incentive Plan Design

The incentive plans, collectively, cover a range of key financial measures that we believe will increase shareholder value over time. The 2016 STIP was based on operating margins and free cash flow. Grants of long-term incentives compensation in 2016 returned to our practice prior to the Separation of awarding both stock options and performance shares (“PSUs”), weighted equally. The performance measures used in the 2016 STIP and the 2016 long-term incentive (“LTIP”) award design are as follows:

2016 Short-Term/Annual Incentive	2016 Long-Term Incentive

•     Operating Margin (weighted 50%), which motivates a focus on profitable sales generated from operations

•     Free Cash Flow (50%), which measures liquidity by taking operating cash flow minus capital expenditures

•     For performance shares (weighted 50% of the targeted value of the LTIP grant), there are two equally weighted measures:

•     Relative Total Shareholder Return (TSR) (weighted 50%), which aligns payouts to our relative TSR performance

•     Weighted Average Return on Invested Capital (ROIC) (weighted 50%), which encourages effective management of both income (through the numerator, operating profit) and the balance sheet (through the denominator, invested capital)

•     Stock options (weighted 50% of the targeted value of the LTIP grant)

Incentive Plan Design Changes for 2017

We continually monitor our executive compensation program and consider modifications that will allow us to drive achievement of our business strategy, meet our talent needs, and maintain market competitive plans to maximize long-term stockholder value. In this regard, we made changes to the annual incentives and long-term incentives for the 2017 incentive award opportunities. These changes were designed to better align with our 2017 one-year objectives (annual incentives). For the 2017 annual incentive, we moved to adjusted EBITDA (50% weighting) and free cash flow (50% weighting) for senior management as compared to the performance measurements that were used in 2016 which were operating margin (50% weighting) and free cash flow (50% weighting). For the 2017 long-term incentive awards for senior management, we continued with stock options (50% weighting) and performance shares (50% weighing); however, the performance share measures were changed to

Relative Total Shareholder return compared with the relevant peer group (50% weighting) and adjusted EBITDA (50% weighting) for the 3-year performance period as compared to 2016 performance share measures of 50% Total Shareholder Return and 50% Return on Invested Capital. The performance shares will be based on a 3-year performance period from January 1, 2017 to December 31, 2019. We believe these measures continue to capture our key financial drivers of success and incorporate more fundamental financial measures with target goals.

2017 Short-Term/Annual Incentive	2017 Long-Term Incentive

•     Adjusted EBITDA (weighted 50%), which is a useful measure of the Company’s annual operating performance

•     Free Cash Flow (weighted 50%), which measures liquidity by taking operating cash flow minus capital expenditures

•     For performance shares (weighted 50% of the targeted value of the LTIP grant), there are two equally weighted measures:

•     Relative Total Shareholder Return (TSR) (weighted 50%), which aligns payouts to our relative TSR performance, and assesses the 3-year Manitowoc relative TSR to the S&P 600 Industrials Index

•     Adjusted EBITDA (weighted 50%), which measures gross profit, less selling, general and administrative expenses, plus depreciation and restructuring charges and a measure of the Company’s annual operating performance

•     Stock options (weighted 50% of the targeted value of the LTIP grant) which vest in equal installments over four years

Governance Best Practices

Our executive compensation program is intended to reflect a strong pay-for-performance design and incorporates many governance best practices, as listed below:

•	Using multiple performance measures in the annual incentive and long-term incentive awards, duplicating specific measures.

•	Limiting both annual incentive and performance share payouts to 200% of target, which incentives are only earned if actual performance results significantly outperform the targeted goals.

•

Having annual incentive payouts which vary commensurate with the Company’s performance (the 2014, 2015 and 2016 awards did not pay out based on Corporate performance) and which reflect the Company’s performance versus goals during the respective annual periods.

•

Using relative TSR as a metric for performance share grants, tying payouts to increasing shareholder value (in view of the Separation, performance shares were not granted in 2015, but we returned to the use of performance shares in 2016).

•

Generally, not using solely time-vesting restricted stock or restricted stock units (“RSUs”) for executive officers, other than in the appropriate circumstances such as in 2015 in connection with the intended Separation and in 2016 for newly-hired executive officers.

•

Providing long-term incentives to officers through equity based awards that are “at risk” (except when appropriate to use time-vesting such as in 2015 when LTIP grants utilized time-vesting restrictions due to circumstances attendant to the then-contemplated Separation and restricted stock units which were granted to newly hired executive officers), since they are only earned if specific performance goals are achieved or if the stock price appreciates.

•

General avoidance of change in control (CIC) excise tax gross-ups or single-trigger cash severance provisions; eliminated all excise tax gross-ups and single-trigger cash severance provisions and committed to no new or amended executive officer CIC agreements with excise tax gross-ups or single-trigger cash severance provisions.

•

Maintaining stock holding requirements for executive officers, which require that if an officer is not in compliance, the officer must retain all net shares from the exercise of stock options and vesting of restricted stock units or performance shares until the officer is in compliance.

•

Annually reviewing Chief Executive Officer pay-for-performance and officer pay tally sheets with analysis of alignment of pay to relative TSR performance as well as details of recent annual compensation, outstanding long-term incentives, retirement benefits and potential CIC severance payments.

•	Periodically contacting major shareholders regarding our pay practices which in 2016, did not reveal any material concerns with any executive compensation practices.

•	Providing limited perquisites to officers.

•	Having a policy prohibiting employees from pledging their holdings of Company securities and from engaging in hedging transactions involving Company securities.

•	The Compensation Committee’s engagement of an independent compensation consultant, Willis Towers Watson, to assist with review of the Company’s executive compensation program.

2016 Say-on-Pay Advisory Vote

In 2016, our say-on-pay advisory vote received support from approximately 91% of shares voted. We believe that this result demonstrates our shareholders’ strong endorsement of the executive compensation program design, decisions and policies. Our shareholder vote was one of many factors considered by the Compensation Committee in reviewing the Company’s executive compensation program. We continue to maintain an ongoing dialogue with our shareholders to help ensure our executive compensation program is aligned with the interests of our shareholders.

Compensation Program Administration

The Compensation Committee of the Board of Directors is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. This review includes an annual consideration of the Company’s business strategy and talent needs and alignment of compensation to performance and shareholder interests. The Compensation Committee engages an independent compensation consultant. During fiscal 2014, the Committee hired, and it continues to engage, Willis Towers Watson to assist the Committee with its duties, including any review of the executive compensation program. Additional information about the role and processes of the Compensation Committee is presented in the Governance of the Board and its Committees — Compensation Committee section.

Compensation Program Objectives and Philosophy

Our executive compensation program is intended to align the interests of our executives with the interests of our shareholders as well as to motivate our executives to maximize long-term total returns to our shareholders. For these reasons, the Compensation Committee designs the executive compensation program consistent with market typical/best practices to ensure alignment between executive pay and Company performance. An important element of the design is to provide incentive-based compensation that is directly tied to Company performance. The Compensation Committee annually reviews the key elements of the program considering the Company’s business strategy and talent needs. Our executive compensation program seeks to provide competitive total compensation opportunities, at the lowest possible cost to the Company for the opportunities provided, to attract, motivate and retain highly-qualified executives critical to the achievement of the Company’s financial and strategic goals.

Key objectives and elements of the philosophy include the following:

•

Paying for performance. A significant portion of the compensation paid to an executive is incentive-based and “at risk,” which can be earned based on the achievement of the Company’s financial goals and/or stock price appreciation. As noted above, performance shares were reintroduced to the long-term incentive plans for 2016. (Incentive awards based on achievement of specific goals are capped at 200% of the targeted award opportunity.)

•

Providing market competitive compensation. Pay levels are targeted to be, on average, at market median levels based on individual factors (such as experience, length of service, and individual performance), internal structure and internal and external equity, business needs, Company performance, comparable positions at general industrial companies of similar size, and other factors.

•

Encouraging long service. The Company offers several retirement and savings plans, which are payable after retirement from the Company and provide employees with the opportunity to earn Company contributions or save pre-tax dollars for retirement.

•

Facilitating executive stock ownership. Long-term incentive awards to executives are solely equity-based, and executive officers are subject to stock ownership requirements, including a retention requirement, to ensure meaningful ongoing alignment with shareholders’ interests and market best practice.

Actual total compensation can vary from target compensation based on the individual’s performance and the Company’s financial and stock price performance. In accordance with SEC rules, the Summary Compensation Table shows the grant date fair value of LTIP grants, which grant date fair value is often very different from the actual realized and realizable/current values (if any amount is even earned) of such awards. The Committee annually reviews officer pay tally sheets detailing the past several years of actual and target compensation, outstanding long-term incentive awards (including the potential realizable value at various stock prices), accumulated deferred compensation balances, and potential change-in-control severance amounts.

In connection with its executive compensation determinations, the Company reviews third-party market survey data among comparable companies and broader market trends/developments, as provided by the Compensation Committee’s compensation consultant. For setting market-based pay levels the Company reviewed market data provided from surveys of comparably-sized general industrial companies; a specific peer group was not typically used, although comparator groups were used when considering specific components of compensation. Survey data of comparable positions is analyzed annually in considering adjustments to base salaries and target short-term and long-term incentive award opportunities. Survey data is also reviewed periodically to help maintain the competitiveness of all elements of compensation.

The Majority of Target Compensation is Typically Performance-Based

Consistent with Company’s pay philosophy, the majority of the named executive officers’ target total direct compensation (i.e., sum of base salary, target STIP and LTIP grant date values) is typically only earned if specific financial goals are achieved or, in the case of stock options, if the stock price appreciates over the next several years following the grant date. Specifically, in 2016, performance-based incentive award opportunities represented, on average, 75.6% of the named executive officers’ target total direct compensation and reflect the use of stock options and performance shares.

Incentive award opportunities have typically been provided through a combination of annual and long-term incentive opportunities, covering multiple financial and stock price performance measures. Incentive performance goals are set to directly align to our business strategy and long-term shareholder value creation, with target goals typically set at levels higher than the last year’s actual results.

STIP Award Payouts Vary Commensurate with Company Performance

The Company has a history of STIP payouts being commensurate with the Company’s performance, as demonstrated over the last six years. Specifically, payouts for Corporate performance ranged from 0% to 131.5% of target (an average of 58.2% of target).

LTIP Awards are Typically Tied to Company Performance

Long-term incentive awards are intended to align the interests of executives with those of the Company shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price, Return on Invested Capital (“ROIC”) and other performance measures. In addition, long-term incentive awards have facilitated the attraction, retention and motivation of executives and key employees.

In the several years before the Separation was contemplated, all the long-term award opportunity for senior executives of the Company had been “at-risk” — requiring achievement of specific multi-year financial goals or stock price appreciation. While time-vesting RSUs were used in 2015 due to the challenges of setting performance targets as a result of the then-pending Separation, in 2016 the Company maintained the use of stock options (weighted at 50% of the LTIP award) but replaced RSUs by returning to the use of performance shares (weighted at 50% of the LTIP award). The 2016 grant mix was delivered as follows:

2016 Award Type (Weighting)	Performance Measure	Performance/Vesting Period
Stock Options (50%)	Stock price appreciation (only have value if price increases)	Four-year graded vesting; expire 10 years after grant

Performance Shares (50%)	50% Relative TSR as compared to the S&P 600 Industrials Index 50% ROIC	Vesting based on performance during the three-year performance period if performance level is met

Chief Executive Officer Pay is Aligned with Company Performance

Compensation of Current Chief Executive Officer

As contemplated when he was hired in December 2015, Mr. Pennypacker became the President and Chief Executive Officer of The Manitowoc Company, Inc. upon the Separation in March 2016. His compensation arrangements in that role were determined under the terms of an offer letter, which provided for an annual base salary of $950,000 and eligibility to participate in the 2013 Omnibus Incentive Plan. Mr. Pennypacker’s 2016 target annual incentive award was 100% of his base salary (with the possibility of any payment being below target but above 0% of target and above target up to 200%); as noted herein, due to Company performance, no annual incentive was earned in 2016. The arrangements also provided that upon Separation, Mr. Pennypacker would receive a grant of non-qualified stock options with a value of $1,250,000 (based on the 20-day average of the Company’s stock price prior to the grant date) and a grant of performance shares with a targeted value of $1,250,000; the performance shares may be earned (from 0% to 200%) based on actual Company performance in the 2016 to 2018 performance period. Mr. Pennypacker is eligible for future long-term incentive awards under the 2013 Omnibus Incentive Plan.

Compensation of Former Interim President and Chief Executive Officer

In connection with Mr. Krueger’s service as President and Chief Executive Officer of the Company on an interim basis from October 2015 until the Separation, he received a base salary at an annual rate of $900,000. In 2015, he also received an award of RSUs, valued at $900,005, which vested on the six-month anniversary of the grant date. The Compensation Committee determined these amounts based on market values, the duration of assignment and the time and energy expended. Given that Mr. Krueger was serving on an interim basis, he was not eligible for a STIP award or other benefits in 2016 or 2015, other than health-related benefits. While he served as interim President and Chief Executive Officer, Mr. Krueger did not receive any additional compensation for serving as a director. Following the Separation, Mr. Krueger’s was compensated in accordance with the Company’s director compensation program and he received $163,375 in director fees, including $125,000 for service as Chair of the Board, as well as a grant of 25,581 RSUs, with a guideline value of $110,000, as described above in “Non-Employee Director Compensation.”

Compensation Elements

We believe the executive compensation program described in more detail below, by element and in total, best achieves our objectives.

Element	Purpose	Characteristics
Base Salary	Establish a certain element of pay for an individual’s competencies, skills, experience and performance relative to his/her current job	Not at risk; eligible for annual performance-based merit increases and adjustments for changes in job responsibilities
Short-Term Incentives	Motivate and reward the achievement of annual Company financial goals aligned to the key strategic objectives for the year	Performance-based (variable) cash opportunity; amount earned will vary based on actual financial results achieved
Long-Term Incentives	Motivate and reward the achievement of specific financial goals: relative TSR performance and ROIC for the 2016 performance share awards, and stock price appreciation over time for the stock options granted in 2016	All the award opportunity is performance-based with the amount, if any, realized by the executive dependent upon multi-year financial results and stock price performance
Retirement Benefits	Encourage long service with the Company by providing retirement plan contributions that can grow in value over an executive’s career	Both fixed and variable aspects; contributions drive growth of funds and future payments
Benefits and Perquisites	Provide additional financial security and other enhanced benefits for executives (perquisites are limited)	Generally fixed; actual cost is based on participation and usage
Change in Control (“CIC”) Continued Employment and Severance Benefits	Provide continuity of the leadership team leading up to and after a change in control	Contingent component; provides for continued employment upon a CIC and severance benefits if an executive’s employment is terminated following a CIC

In setting total compensation, a consistent approach is applied for all executive officers. Executive officers may also receive base salary and incentive pay increases at the time of promotions. In connection with promotions, the Compensation Committee may increase base salary and target incentive award percentages, and make additional incentive grants. Additional detail regarding each pay element is presented below. Other than the Change in Control Severance Arrangements (the “Contingent Employment Agreements”) described below, the Company does not have employment agreements with any of the named executive officers.

Base Salaries.    Salaries are reviewed annually, and adjustments, if any, are based on consideration of the Company’s overall budget for base salaries for the year, individual factors (competencies, skills, experience, and performance), internal equity, and market pay practice data. For fiscal 2016, in view of the salary freeze that was in effect in 2014 and the modest increases in 2015, the Compensation Committee determined that no base salary increases were warranted. As noted above, as to the newly hired executive officers, compensation was determined by the Compensation Committee as they joined the Company. No further increases or adjustments to 2016 compensation were made after their respective hire dates. As part of determining 2016 compensation for these NEOs, the Compensation Committee considered competitive data for a company of Manitowoc’s size post-Separation, the executives’ past compensation history, the expected importance and impact of each executive’s role within the Company, and internal equity among other factors. Based upon the survey data provided by the Compensation Committee’s compensation consultant, the base salaries for the named executive officers, on average, continued to approximate the median of base salaries of comparable positions, considering an individual’s experience, performance and other factors.

Incentive Plans.    The Company provides annual and long-term incentive award opportunities to motivate the achievement of the business strategy by specifying key metrics of success. In order to strongly drive results and align performance and payouts, the incentive plans each:

•	Include multiple performance measures;

•	Have target performance goals set based on forecasts/budget, business conditions, prior year’s performance, probability of achievement and other factors;

•	Vary payouts commensurate with performance results (with potential payouts capped at 200% of the target award opportunity for goal-based plans); and

•

Cover different time periods with annual incentive plans covering one year and long-term incentive plans typically covering three years (or more for stock options) with an ongoing stock ownership requirement.

In order to best drive success and motivate management, we believe a combination of performance measures should be used. As such, the annual incentive plan and performance share component of the long-term incentive plan each use two or more performance metrics, which may change from year-to-year to reflect the critical areas of focus for the respective performance period. The Compensation Committee believes that, collectively, the performance metrics used will best drive long-term shareholder value and align management rewards to the Company’s business strategy.

Short-Term Incentives.    Annual incentive awards are made under the 2013 Omnibus Incentive Plan and are referred to in this Proxy Statement as STIP awards. Annual or short-term incentives reward eligible participants for maximizing shareholder value.

The 2016 STIP award was based 50% on operating margin and 50% free cash flow performance. These metrics were selected to focus the executive team on profitable sales (operating margin) and debt reduction (free cash flow), which are near-term priorities for the Company. For all the named executive officers, other than Mr. Krueger, the 2016 STIP awards were based on overall Company performance. For executive officers who were business unit presidents, 50% of their award was based on business unit performance and 50% on overall Company performance. The 2016 target annual incentive award percentages assigned to the Company’s named executive officers ranged from 50% to 100% of base salary, based on the position’s responsibilities and business impact, and subject to proration for those who joined the Company after the performance period had already begun. Awards earned under the STIP can range from 0% to 200% of an individual’s target award opportunity based on actual results versus the target performance goals for the year, and the Compensation Committee may exercise discretion to reduce the incentive award otherwise earned by a participant in any year based on individual or other performance factors determined by the Committee. Earned awards, if any, are fully paid out after the end of the year.

The Company’s actual 2016 performance was below the threshold performance level for all Company and business unit measures, resulting in a no payout for any participants. Presented below are the specific threshold, target, and maximum performance levels for the 2016 STIP Company metrics, as well as 2016 actual results (dollars in millions):

Measure (Weighting)	Threshold	Target	Maximum	2016 Actual	Resulting Award as % of Target(3)
Operating Earnings (50%)(1)	4%	6%	7%	(1.7%)	0.0%
Free Cash Flow (50%)(2)	$40.0	$104.3	$123.3	($163.3)	0.0%
Total Payout as a Percent of Target					0.0%

(1)	“Operating Margin” equals earnings before interest, taxes and amortization, minus corporate expenses divided by net sales.

(2)	“Free Cash Flow” equals operating cash flow less capital expenditures (in millions).

(3)	Straight-line interpolation is used for calculating the payout between the specific performance levels.

The lack of actual incentive award payouts for the named executive officers in 2016 is reflected in the Summary Compensation Table, in the column, “Non-Equity Incentive Plan Compensation.” The potential dollar range of the 2016 STIP awards, by named executive officer, is presented in the Grants of Plan-Based Awards table.

Use of Discretion.    The Compensation Committee did not use discretion to pay awards under the STIP that would not have otherwise been earned. The STIP allows the Compensation Committee to apply discretion in considering potential adjustments (e.g., certain accounting charges such as bad debt and inventory reserve expenses as well as research and development costs) presented by management in order to assess performance of continuing operations. In practice, the Compensation Committee has made a limited number of adjustments, which, for awards to be earned by executives during a particular year, must be determined no later than the Compensation Committee’s February meeting. The Compensation Committee reviews the actual results for a year and considers and approves potential adjustments in accordance with the STIP. With respect to the executive officers of the Company, these adjustments for a plan year must be made no later than the February Compensation Committee meeting of that year.

Long-Term Incentives.    Long-term incentive award grants are made under the 2013 Omnibus Incentive Plan, which was approved by shareholders at the 2013 Annual Meeting. Long-term incentive awards are intended to align the interests of executives with those of shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price and other performance measures. In addition, long-term incentive awards facilitate the attraction, retention and motivation of executives and key employees.

In the several years leading up to the announcement of the Separation, all of the senior executives’ long-term award opportunity had been “at-risk” — requiring achievement of specific multi-year financial goals or stock price appreciation and executive officers had not received time-based restricted stock grants since 2010. In 2015, given the difficulty of setting long-term performance targets due to the Separation, executive officers were granted stock options and time-based RSUs (that vest 100% on the third anniversary of the grant date). In addition, in April 2015, the Company also made an equity-based retention award to certain key employees, including Messrs. Musial, Laurino and Weyers, to provide additional incentives for the employees to continue in employment and contribute toward the successful completion of the Separation; such award vests on the second anniversary of the Separation if the individual is continuously employed by the Company (or MFS) through that date (Mr. Laurino’s award vested in connection with his severance agreement, which is discussed below). As described above, in 2016, the Company returned to its prior practice of granting 100% of its LTIP as “at-risk” compensation, including 50% performance shares and 50% stock options.

Stock Options.    Stock options align executives’ interests with those of shareholders, since options only have realizable value if the price of the Company’s stock increases relative to the grant/exercise price. Stock options granted to the named executive officers and other eligible employees during fiscal 2016 have the following terms:

•	Exercise price is the closing trading price on the grant date;

•	Vest annually in 25% increments beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary; and

•	Expire 10 years after the grant date.

Restricted Stock Units.    The Company did grant RSUs in 2016. In 2016, the Company granted the newly hired executive officers time-based restricted stock units that vest 100% on the third anniversary of the grant date.

Performance Shares.    In 2016, the Company returned to granting performance shares to executives that can be earned based on the achievement of specific multi-year goals. The goals and the performance period were established by the Compensation Committee at the time of the award grant.

2016 Performance Share Grant — The 2016 performance share grant is based on performance on two equally weighted metrics during the three-year performance period; first, Return on Invested Capital, and second, relative Total Shareholder Return as compared to companies in the S&P 600 Industrials Index. ROIC for purposes of the performance shares is equal to three-year weighted average ROIC, defined as Net Operating Profit After Tax (“NOPAT”), excluding the impact of the Separation and one-time related costs, divided by average invested capital derived as equity plus interest bearing debt, less cash and marketable securities. TSR is defined as stock price appreciation plus dividends reinvested on the ex-dividend date and relative performance is compared to the S&P 600 Industrials Index.

To emphasize the importance of generating returns for shareholders, 50% of the performance shares were based on achieving 3-year average ROIC. The schedule for these awards is provided below:

Performance Level	Manitowoc’s 3-Year Weighted Average ROIC	Award Payout (as a % of Target)
Maximum	8%	200%
Target	6%	100%
Threshold	4%	25%

For the 50% of the 2016 performance share grant that was based on relative TSR, the Compensation Committee determined a performance schedule consistent with the Company’s pay-for-performance philosophy and current market practices, with pay approximating median levels at the target award opportunity level, relative

TSR performance at the 50th percentile of the S&P 600 Industrials Index. The payout schedule for the relative TSR portion of the performance share grants is as follows:

Performance Level	Manitowoc’s Relative TSR Performance	Award Payout (as a % of Target)
Maximum	75th Percentile	200%
Target	50th Percentile	100%
Threshold	25th Percentile	25%

2014 Performance Share Grant.    In 2014, prior to the contemplation of the Separation, performance shares were granted that originally were based on performance over the three-year performance period from January 1, 2014 through December 31, 2016 on the following two equally-weighted measures: (i) 3-year cumulative EVA®, a metric developed by Stern Stewart & Co. that measures the economic profit generated by a business; and (ii) 3-year TSR performance relative to a comparator group of direct peers and industrial companies, which was disclosed in the Company’s previous Proxy Statements.

Concurrent with the Separation, the Compensation Committee re-evaluated these performance measures and, due to challenges related to the calculation of the results on such measures on account of the Separation, the Compensation Committee exercised discretion and determined that vesting of the 2014 performance shares would be solely based on service through December 31, 2016. As a result, for employees who met the service condition, the 2014 performance shares paid out at 100% of target.

Retention Awards.    In April 2015, as the Separation was being contemplated, the Company also made equity-based retention awards to certain key employees, including Messrs. Musial, Laurino and Weyers to provide additional incentive for the employees to continue in employment and contribute toward the successful completion of the contemplated Separation. These awards vest on the second anniversary of the Separation if such employees remain continuously employed by the Company or Manitowoc. Mr. Laurino’s award was paid out in accordance with his severance agreement, which is discussed below.

Grant Guideline Development.    Consistent with the Company’s past practice, the Compensation Committee annually sets award guidelines for each officer and job classification level based upon survey market median levels and the Company’s recent average stock price. This year, LTIP awards to executive officers were made shortly after the Separation to executive officers serving at that time, and were generally downward adjusted to account for differences in the size and scope of position responsibilities post-Separation. Grants to named executive officers who joined the Company during 2016 were made on each individual’s start date. The approximate 20-trading-day average closing price ending on the date of the February Compensation Committee meeting is generally used for determining the grant levels. The actual grant price and accounting expense were determined at the date of grant. The accounting fair value of performance shares based on relative TSR [and ROIC] was determined using a Monte Carlo Simulation in accordance with FASB ASC Topic 718, which resulted in an accounting fair value that was higher than the stock price at grant. As a result of the accounting valuations, the weighting, based on the fair value at grant, is higher for performance shares than the guideline value-weighting of 60%.

The grant date fair value of the 2016 equity grants are presented in the Grants of Plan-Based Awards table. The ultimate value, if any, that will be realized, is not determinable at the date of grant.

Retirement Benefits.    To facilitate the long service of highly-qualified executives, the Company provides retirement benefits.

Supplemental Executive Retirement Plan (SERP).    Executives may be selected by the Compensation Committee to be eligible to participate in the nonqualified Supplemental Executive Retirement Plan (“SERP”).

An executive is not eligible to participate in the SERP until the executive has at least five years of credited service with the Company and/or its subsidiaries; additional criteria for participation may be considered by the Compensation Committee. During 2016, of the named executive officers, only Messrs. Laurino and Musial participated in the SERP. Benefits provided under the SERP are intended to provide a life annuity equal to 55% of a participant’s five-year final average pay (salary plus STIP-related awards). When a participant becomes eligible for a distribution from the SERP, the participant may elect to receive the distribution in a single lump-sum or over a period not to exceed ten years. For any executive who became a participant after 2008, and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25. The actuarial change from 2015 in the named executive officer’s SERP benefits is presented in the Summary Compensation Table. Detailed information about the SERP is presented in the Pension Benefits Table.

401(k) Retirement Plan.    Active, regular, full-time, non-union, U.S. based employees (including the named executive officers) are eligible to participate in The Manitowoc Company, Inc. 401(k) Retirement Plan, which allows employees to build retirement savings on a tax-deferred basis. The plan has a tax-qualified defined contribution savings component, the 401(k) Savings feature, in which participating employees receive a Company match. In addition, the plan has a Retirement Plan feature, in which the Company provides an annual contribution of from 0% to 4% of eligible compensation to another defined contribution account. There are no employee contributions to the Retirement Plan feature. Contributions under the Retirement Plan feature are based on the STIP bonus achievement, subject to a cap, and are reviewed and approved by the Company’s Retirement Committee. The value of Company annual matching contributions to The Manitowoc Company, Inc. 401(k) Retirement Plan under the Savings Plan feature is presented in the Summary Compensation Table.

Perquisites/Other Benefits.    In order to provide a market competitive total compensation package, the Company provides a limited amount of perquisites and supplemental benefits to executives. In 2016, the Company provided the following: supplemental long-term disability insurance, tax preparation, car allowance, spouse/guest travel, club membership and limited personal use of aircraft. The value of perquisites and supplemental benefits, in total and itemized, provided in 2016 are presented in the Summary Compensation Table and the All Other Compensation Table.

New executive officers are typically provided with relocation services in accordance with Company policies. In addition, Mr. Ravenscroft was granted a $50,000 signing bonus upon joining the Company.

Change in Control Severance Arrangements.    In order to facilitate attraction and retention of highly-qualified executives, the Company has arrangements (“Contingent Employment Agreements”) with the continuing named executive officers and certain other key executives, which provide for the executives’ continued employment (for a three-year period for the Chief Executive Officer and for a two-year period for the other executives) upon a change in control. In addition, the arrangements provide for certain severance benefits in the event the executive is terminated without “cause” (as defined in the agreements) prior to the end of the employment period (as such, the agreements have a “double trigger”). For named executive officers other than the Chief Executive Officer, the severance amount is two years (three years for the Chief Executive Officer) and for all named executive officers there is no excise tax gross-up.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for executive officers. The guidelines, as revised in 2016 due to the value of stock holdings being reduced as a result of the Separation, provide that within the greater of (a) five years from the executive’s start date, or (b) three years from the effective date of the Separation, the executive officer should hold an amount of stock with a value at least equal to the following:

•	Chief Executive Officer: five times base salary

•	Other Executive Officers: three times base salary

Stock ownership includes shares owned outright, restricted stock (including RSUs), and stock equivalents held in deferred compensation/retirement arrangements. Additionally, one-half of the guideline amount can be met by vested, in-the-money stock options held by the executive. As of December 31, 2016, each of the continuing named executive officers was in compliance, or on track to be in compliance. If an executive does not meet the relevant ownership requirement on the applicable measurement date, the executive must retain all net shares from the exercise of stock options and the vesting of restricted shares, RSUs and performance shares until compliance is achieved.

Other Pay Elements

Deferred Compensation.    To further assist in attracting and retaining highly-qualified employees, to facilitate stock ownership and to encourage saving for retirement, executive officers and other key employees are eligible to participate in the Deferred Compensation Plan. Eligible participants may elect to defer up to 40% of base salary and up to 100% of awards to be paid under the STIP.

Credits to deferred compensation accounts for key employees may also include a contribution by the Company. This contribution equals the amount of compensation deferred by the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the rate of variable retirement plan contributions that the participant received from the Company for the year under the 401(k) Retirement Plan plus 1%. If the Company does not make a contribution to the 401(k) Retirement Plan, there will not be any Company contribution to the key employees under the Deferred Compensation Plan.

Deferred amounts can be invested into a variety of accounts, which mirror the performance of several different mutual funds offered in the 401(k) Retirement Plan, as well as the Company Stock Fund (which includes only common stock of the Company). Transfers between the Company Stock Fund and the other funds are not permitted. Key employee participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

The value of the Company’s annual contributions to the Deferred Compensation Plan on behalf of the named executive officers is presented in the Summary Compensation Table. Detailed information about the Deferred Compensation Plan is presented in the Non-Qualified Deferred Compensation Table.

Severance Pay Plan.    The Company also has a severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not generally have a formal severance plan for other forms of employment termination, except for the severance agreement with Mr. Laurino, which is described in the Executive Compensation section of this Proxy Statement.

Other Executive Compensation Policies

Stock Awards Granting Policy.    In 2016, shortly after the Separation, and based on the approval of the Compensation Committee, the Company granted stock awards to its executive officers and other eligible key employees serving at the time. In 2016, stock awards to executive officers and other key employees consisted of stock options and performance shares, as described above. Annual stock awards are generally granted in February, but given the date of the Separation, were granted in March for 2016. Stock awards are also used to attract executives and key employees, and, as such, stock awards are at times granted to executives and key employees at the time they become executives or key employees of the Company, as was the case for Messrs. Antoniuk and Ravenscroft in 2016. In such cases, the grant date would be the date employment commences or the date the Compensation Committee approves the awards. In all cases, the exercise price of stock options is the closing trading price on the grant date. Additionally, as previously noted, in April 2015, the Company made special equity-based retention awards (restricted stock) to certain key employees, to provide additional incentives for the employees to continue in employment and contribute toward the successful completion of the contemplated Separation.

Securities Trading Policy.    The Company maintains an Insider Trading Policy that imposes specific standards on directors, officers and key employees of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. The policy also prohibits employees from pledging their holdings of Company securities and from engaging in hedging transactions involving Company securities. In addition to the specific restrictions set forth in the policy, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the Corporate Secretary’s office. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents administer.

Pay Clawbacks.    In addition to any right of recoupment against our Chief Executive Officer or Chief Financial Officer pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, we intend to recoup executive officer compensation, or a portion thereof, to the extent required under rules to be adopted by the SEC and New York Stock Exchange pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. We will implement a policy that complies with such rules.

Tax Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s federal income tax deduction to $1,000,000 per year for compensation to its Chief Executive Officer and certain other highly compensated executive officers. Qualified performance-based compensation is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. Certain awards under the 2013 and 2003 Plans are intended to qualify for the performance-based compensation exception under Section 162(m); however, the time-vesting RSUs and retention-related restricted shares that were granted in 2015 in view of the anticipated Separation do not so qualify, nor do the performance shares that were originally granted in 2014 and were modified following the Separation to only vest based on continued service. The Compensation Committee believes its decisions related to the impact of the Separation on equity awards were appropriate given the unusual circumstances of the Separation and the related difficulties in crafting meaningful performance metrics in view of the many changes due to the Separation.

It is the Compensation Committee’s intent to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the best interests of the Company and its shareholders. However, should the Committee determine that it may be in the best interests of shareholders to grant compensation to executives that does not qualify as performance-based compensation, the Committee may do so.

COMPENSATION COMMITTEE REPORT

Approval of Compensation Discussion and Analysis.    Management of the Company has prepared the foregoing Compensation Discussion and Analysis of the compensation program for named executive officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2016 (included in this Proxy Statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company, and the Board has approved, that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and included in the Company’s Proxy Statement for filing with the SEC.

Use of Compensation Consultants.    The Compensation Committee engaged Willis Towers Watson, an executive consulting firm, to provide advice on compensation trends and market information to assist the

Compensation Committee in fulfilling its duties, including the following responsibilities: review executive compensation and advise of changes to be considered to improve effectiveness consistent with our compensation philosophy; provide market data and recommendations on Chief Executive Officer and executive compensation; review materials for Committee meetings and attend Committee meetings; and, advise the Committee on best practices for governance of executive compensation as well as areas of possible concern or risk in the Company’s programs.

Willis Towers Watson was directly engaged by and is accountable to the Compensation Committee, and has not been engaged by management for other services, except as discussed below. During fiscal 2016, Willis Towers Watson was paid $159,887 for executive compensation advice, director compensation advice and other services to the Compensation Committee. During fiscal 2016, Willis Towers Watson was also paid $24,713 for other human resource and accounting services to the Company; and Willis Towers Watson was retained by management for these services.

The Compensation Committee originally selected Willis Towers Watson (formerly known as Towers Watson) in fiscal 2014 to serve as an independent compensation consultant to The Manitowoc Company, Inc. This selection occurred after the Compensation Committee had assessed the firm’s independence, taking into consideration the following factors, among others:

•

The Committee’s oversight of the relationship between the Company and Willis Towers Watson mitigates the possibility that management could misuse other engagements to influence Willis Towers Watson’s compensation work for the Committee.

•	Willis Towers Watson has adopted internal safeguards to ensure that its executive compensation advice is independent.

•	The Committee retains ultimate decision-making authority for all executive pay matters, and understands Willis Towers Watson’s role is simply that of advisor.

•	The absence of any significant business or personal relationship between Willis Towers Watson and any of our executives or members of the Committee.

The foregoing factors are still relevant to the Compensation Committee’s ongoing and annual assessment to continue utilizing the compensation consultant services of Willis Towers Watson. For fiscal 2016, Willis Towers Watson has also provided the Compensation Committee with a written assessment of the independence of Willis Towers Watson’s advisory work to the Committee. Based on the foregoing, the Compensation Committee has concluded that the engagement of Willis Towers Watson does not raise any conflict of interest.

Risk Assessment of Compensation Practices.    During 2013, Pay Governance LLC, the Compensation Committee’s former independent compensation consultant, worked with the Company to complete a comprehensive risk assessment of the executive compensation program, including an evaluation of the governance, philosophy, program structure and mix, and plan design.

In 2014, the findings of the 2013 risk assessment were reviewed by the Compensation Committee and Willis Towers Watson. The 2014 review considered both changes in the Company’s incentive plans since the time of the 2013 review, as well as changes in the external environment for executive compensation plans. In 2015, Willis Towers Watson updated for the Committee the findings of the 2014 review with the focus being on the changes to the Company’s compensation programs (mainly the LTIP) and any potential impact on the risk assessment. These reviews found that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The risk assessment included various business leaders, including the heads of finance, legal and human resources.

The detailed findings, which were reviewed and discussed with the Committee, found that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was reached based on the Company’s governance practices and program design features as detailed in the Compensation Discussion and Analysis. In particular, we note the following:

•	The Board and the Compensation Committee oversee and govern all elements of executive compensation ensuring risk is appropriately incorporated into the philosophy and program structure.

•

Incentive compensation plans have been designed consistent with the Company’s business strategy and objectives, as well as market practices, and include limits on the maximum potential payouts for goal-based plans, various performance measures, assessment periods and ongoing stock ownership requirements.

•	Performance metrics reflect risk and use of capital, quality and sustainability of results and employee line of sight over annual and long-term time horizons.

•	Compensation plan governance processes clearly define oversight roles to assure that compensation plans are aligned with business goals and risk tolerances.

Compensation Committee

Donald M. Condon, Jr., Chair

Robert G. Bohn

Anne M. Cooney

John C. Pfeifer

9.	EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the “total compensation” earned by the named executive officers during the fiscal year ended December 31, 2016. In accordance with SEC rules and guidance, information for fiscal years prior to the time in which an individual first became a named executive officer is not required to be presented.

Name & Principal Position	Year	Salary	Bonus	Stock Awards (1)(2)	Option Awards (1)(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Barry L. Pennypacker President & CEO	2016	$931,731	$0	$1,654,072	$1,250,000	$0	$0	$28,213	$3,864,016
David J. Antoniuk Senior Vice President & Chief Financial Officer	2016	$271,385	$0	$718,867	$231,001	$0	$0	$6,802	$1,228,055
Thomas G. Musial	2016	$426,300	$0	$295,749	$223,501	$0	$612,338	$32,692	$1,590,580
Senior Vice President,	2015	$426,300	$0	$376,769	$356,734	$0	$561,778	$32,241	$1,753,822
H.R. Administration	2014	$420,000	$0	$575,421	$306,684	$0	$515,393	$31,445	$1,848,943
Lawrence J. Weyers Executive Vice President, Tower Cranes	2016	$425,000	$0	$264,653	$200,000	$0	$0	$31,406	$921,059
Aaron H. Ravenscroft(7) Executive Vice President, Mobile Cranes	2016	$295,673	$0	$365,817	$200,000	$0	$0	$68,700	$930,190
Kenneth W. Krueger(8)	2016	$0	$0	$111,277	$0	$0	$0	$166,428	$277,705
Former Interim President & CEO	2015	$131,538	$0	$1,010,008	$0	$0	$0	$363,962	$1,505,508
Carl J. Laurino(9)	2016	$247,984	$0	$523,349	$395,500	$0	$193,602	$389,588	$1,750,023
Former Senior Vice President	2015	$463,855	$0	$505,106	$478,321	$0	$212,443	$24,093	$1,683,818
Chief Financial Officer	2014	$457,000	$0	$631,961	$336,819	$0	$359,986	$13,646	$1,799,412

(1)

The amounts listed in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of such awards in accordance with Accounting Standards Codification Topic 718 (“ASC 718”).

(2)

Reflects the grant date fair value of the awards granted in each year shown as computed under ASC 718. The awards represented in this column are performance shares, restricted stock units and restricted shares. The value for the grants of performance shares is based on the target number of shares that could be earned if the performance goals are met. The actual number of shares issued at the end of the performance period may be more or less than the target award, depending upon the actual performance in comparison to the target performance goals. For the 2014 grant, in view of the Separation, the Compensation Committee exercised its discretion and paid out the award at 100% of target. The performance period for the 2016 grant is not yet completed. For performance at “maximum,” each named executive officer may earn up to two times the target number of performance shares for the 2016 grants. In fiscal 2015, performance shares were not granted because of the anticipated Separation. Instead, executive officers were granted restricted stock units and retention-related restricted stock. In addition, 86,311 and 46,512 of performance shares were granted to Mr. Antoniuk and Mr. Ravenscroft respectively, each also received restricted stock units (“RSUs”) valued at approximately $292,000 ($500,000 value pro-rated for hire date) and $100,000, respectively, that vest on the third anniversary of the grant date. See generally “Grants of Plan-Based Awards” table below.

(3)

Reflects the grant date fair value of the awards granted in each year shown as computed under ASC 718. The options expire ten years from the grant date. Options granted vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(4)	Consists of cash awards made under the Company’s Short-Term Incentive Plan. The amount reflects the amount earned for performance during the year indicated but not paid until the next year.

(5)

Consists of the change in the actuarial present value of the individual’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan (e.g., for 2016 this reflects the change from December 31, 2015 to December 31, 2016). The Company does not provide above-market earnings on non-qualified deferred compensation.

(6)	Consists of compensation included in the All Other Compensation Table, which follows this table.

(7)	The cash signing bonus Mr. Ravenscroft received upon joining the Company is reflected as part of the “Other” compensation in the table above.

(8)

Mr. Krueger’s role as interim President and Chief Executive Officer until the Separation. He continues as Chairman of the Board and a director of the Company. Amounts include compensation received as a director in addition to his service as interim President and Chief Executive Officer.

(9)

Mr. Laurino resigned as Senior Vice President and Chief Financial Officer May 31, 2016. In connection with Mr. Laurino’s departure from the Company, his fiscal 2016 stock and option awards were forfeited and the vesting of certain other equity awards was accelerated. See “Carl J. Laurino Severance Agreement” below for more information regarding compensation and benefits received by Mr. Laurino in connection with his departure from the Company.

ALL OTHER COMPENSATION TABLE

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Year	Company Contributions to Defined Contribution Plan(1)	Insurance Premiums	Tax Preparation Fee Reimbursement	Car Allowance	Other(2)	Total
Barry L. Pennypacker	2016	$10,600	$1,023	$0	$12,000	$4,590	$28,213
David J. Antoniuk	2016	$6,508	$0	$0	$0	$294	$6,802
Thomas G. Musial	2016	$10,600	$6,468	$4,642	$10,800	$182	$32,692
	2015	$10,600	$7,079	$3,736	$10,800	$26	$32,241
	2014	$10,400	$7,079	$3,166	$10,800	$0	$31,445
Lawrence J. Weyers	2016	$10,600	$7,246	$1,860	$10,800	$900	$31,406
Aaron H. Ravenscroft	2016	$10,600	$0	$0	$8,100	$50,000	$68,700
Kenneth W. Krueger former Interim President & CEO	2016	$0	$0	$0	$0	$166,428	$166,428
	2015	$0	$0	$0	$0	$363,962	$363,962

Carl J. Laurino Former CFO	2016	$5,220	$3,164	$1,033	$5,400	$374,771	$389,588
	2015	$4,407	$6,328	$878	$10,800	$1,680	$24,093
	2014	$0	$987	$803	$10,800	$1,056	$13,646

(1)

Consists of contributions made by the Company during the year indicated under The Manitowoc Company, Inc. 401(k) Retirement Plan. As explained in the Compensation Discussion and Analysis, this Plan includes both a tax-qualified defined contribution savings component in which the participant receives a Company match, and a retirement plan feature in which the Company provides an annual contribution of between 0 - 4% of eligible compensation to another defined contribution account.

(2)

For 2016, includes (a) includes travel expense on the Company aircraft — Mr. Pennypacker — $2,619, and Mr. Antoniuk — $293; (b) personal use of memberships: Mr. Pennypacker — $1,970, Mr. Weyers — $899, and Mr. Musial — $181; (c) severance pay for Mr. Laurino — $374,771, (d) Mr. Krueger’s directors fees of $163,375; and (e) Mr. Ravenscroft’s signing bonus — $50,000.

For 2015, includes (a) Mr. Krueger — director’s fees of $120,000 and compensation of $240,000 related to his service as the Board’s Separation liaison prior to becoming Interim President and Chief Executive Officer; (b) personal use of membership: Mr. Laurino — $875 and Mr. Musial — $875.

For 2014, includes (a) personal use of Company aircraft and officer’s family travel: Mr. Laurino — $1,012.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the 2016 STIP and equity awards under the Company’s 2013 Omnibus Incentive Plan. As noted herein, there was not any payout for the 2016 STIP awards which is a reflection that performance was below targeted financial performance and minimum threshold. Other than the equity awards, disclosed below, there were no other equity-based incentive awards granted to the named executive officers in 2016.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Number of Shares of Stock or Units (#)			All Other Share Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barry L. Pennypacker	STIP	03/01/2016	$0	$950,000	$1,900,000
	Stock Options	03/28/2016								618,812	$4.35	$2,691,832
	Performance Shares	03/28/2016				72,675	290,698	581,396				$0
David J. Antoniuk	STIP	05/31/2016	$0	$367,500	$735,000
	Stock Options	05/31/2016								87,401	$5.70	$498,186
	Performance Shares	05/31/2016				21,578	86,311	172,622				$0
	Restricted Stock Units	05/31/2016							39,876			$0
Thomas G. Musial	STIP	03/01/2016	$0	$298,410	$596,820
	Stock Options	03/28/2016								110,644	$4.35	$481,301
	Performance Shares	03/28/2016				12,994	51,977	103,954				$0
Lawrence J. Weyers	STIP	03/01/2016	$0	$318,750	$637,500
	Stock Options	03/28/2016								99,010	$4.35	$430,694
	Performance Shares	03/28/2016				11,628	46,512	93,024				$0
Aaron H. Ravenscroft	STIP	03/01/2016	$0	$187,500	$375,000
	Stock Options	03/28/2016								99,010	$4.35	$430,694
	Performance Shares	03/28/2016				11,628	46,512	93,024				$0
	Restricted Stock Units	03/28/2016							23,456			$0
Kenneth W. Krueger	Restricted Stock Units	03/28/2016							25,581			$0
Carl J. Laurino(3)	STIP	03/01/2016	$0	$0	$0
	Stock Options	03/28/2016								195,792	$4.35	$851,695
	Restricted Stock Units (Performance Shares)	03/28/2016					91,977					$0

(1)

Reflects the grant date fair value of the awards granted in 2016 as computed under ASC 718. The options expire ten years from the grant date and vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(2)

Reflects the grant date fair value of the awards granted in 2016 as computed under ASC 718: (i) performance shares granted to Messrs. Pennypacker, Antoniuk, Musial, Weyers, Ravenscroft and Laurino that vest based on a three-year performance period; (ii) restricted stock units granted to Messrs. Antoniuk and Ravenscroft that vest on the third anniversary of the grant date; and (iii) restricted stock units granted to Mr. Krueger in connection with the Company’s director compensation program that vest on the second anniversary of the grant date.

(3)

Mr. Laurino forfeited the equity awards granted in 2016 upon his departure from the Company. See “Carl J. Laurino Severance Agreement” below for more information regarding compensation and benefits received by Mr. Laurino connection with his departure from the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the equity awards previously granted to the named executive officers, including equity awards of MFS that were received in connection with adjustments related to the Separation, that were outstanding at the end of 2016:

	Option Awards(1)					Stock Awards(2)(3)(4)(5)(6)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	MTW Option Exercise Price ($)	MFS Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Barry L. Pennypacker	0	618,812	$4.3500	0	March 28, 2026	290,698	(5)	$1,738,374	(7)
David J. Antoniuk	0	87,401	$5.7000	0	May 31, 2026	86,311 39,876	(3) (4)	$516,140 $238,458	(7) (7)
Thomas G. Musial	23,000 17,900 55,500 41,160 19,350 10,340 7,864 0	0 0 0 0 6,450 10,340 23,594 110,644	$6.0240 $7.9864 $4.0371 $3.3227 $3.7024 $5.9332 $4.4494 $4.3500	$23.4910 $31.1436 $15.7429 $12.9573 $14.4376 $23.1368 $17.3506 $0	February 27, 2017 February 15, 2018 February 14, 2021 February 28, 2022 February 26, 2023 February 14, 2024 February 17, 2025 March 28, 2026	31,020 34,566 59,986 51,977	(2) (5) (6) (3)	$392,558 $437,433 $759,123 $310,822	(7) (7) (7) (7)
Lawrence J. Weyers	8,200 8,900 9,700 7,000 4,260 9,090 5,167 4,689 9,300 0	0 0 0 0 0 0 1,723 4,689 27,902 99,010	$6.0240 $7.9864 $0.9001 $2.3165 $4.0371 $3.3227 $3.7024 $5.9332 $4.4494 $4.3500	$23.4910 $31.1436 $3.5099 $9.0335 $15.7429 $12.9573 $14.4376 $23.1368 $17.3506 $0	February 27, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022 February 26, 2023 February 14, 2024 February 17, 2025 March 28, 2026	14,076 40,870 59,804 46,512	(2) (5) (6) (3)	$178,132 $517,210 $756,820 $278,142	(7) (7) (7) (7)
Aaron H. Ravenscroft	0	99,010	$4.3500	0	March 28, 2026	23,256 46,512	(5) (3)	$139,071 $278,142	(7) (7)
Kenneth W. Krueger	4,200 2,600	0 0	$6.0240 $7.9864	$23.4910 $31.1436	February 27, 2017 February 15, 2018	10,092 25,581	(4) (4)	$127,712 $152,974	(7) (7)
Carl J. Laurino	27,600 18,400 22,712	0 0 0	$6.0240 $7.9864 $5.9332	$23.4910 $31.1436 $23.1368	February 27, 2017 February 15, 2018 February 14, 2024	34,068 46,340	(2) (5)	$431,131 $586,433	(7) (7)

(1)

Consists of options to purchase common stock of the Company under the Company’s 2013 Omnibus Incentive Plan and 2003 Incentive Stock and Awards Plan and those for MFS shares received in connection with the separation.

(2)

Consists of the performance share awards granted in 2014 under the 2013 Omnibus Incentive Plan. These were issued after performance was certified by the Compensation Committee in February 2017. Actual performance for the 2014 grant was modified to pay at target in conjunction with the Separation and is reflected in the table for all officers.

(3)

Consists of the performance share awards granted in 2016 under the 2013 Omnibus Incentive Plan. The performance period expires at the end of 2018. Current projected performance is above target; therefore, in projecting performance as of year-end, the number of shares reported is the number of shares that would be awarded assuming above target performance.

(4)

Consists of restricted stock units granted in 2016 and 2015 under the 2013 Omnibus Incentive Plan, pursuant to the Company’s non-employee director compensation program. The restrictions generally lapse on the second anniversary of the grant date.

(5)	Consists of restricted stock units granted in 2016 and 2015 under the 2013 Omnibus Incentive Plan. These restricted stock units vest on the third anniversary of the grant date.

(6)	Consists of retention related restricted stock awards granted in 2015 under the 2013 Omnibus Incentive Plan. The restrictions lapse on the second anniversary of the Separation.

(7)	The market value is calculated based on the unvested award amount in the preceding column multiplied by the closing stock price on December 30, 2016 of $5.98 for the Company and $19.33 for MFS.

OPTION EXERCISES AND STOCK VESTED

The following table presents, for each named executive officer, the stock options exercised and the stock awards vested during 2016. These awards were granted to the named executive officers prior to 2016; consequently, the value realized by the executives was actually earned over several years.

	Option Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Barry L. Pennypacker	0	$0	0	$0
David J. Antoniuk	0	$0	0	$0
Thomas G. Musial	207,600	$731,846	15,248	$47,398
Lawrence J. Weyers	0	$0	4,062	$12,606
Aaron H. Ravenscroft	0	$0	0	$0
Kenneth W. Krueger	8,800	$3,898	70,043	$373,090
Carl J. Laurino	384,140	$1,093,417	50,634	$214,057

(1)

The dollar value realized by stock option exercises in 2016 represents the total pre-tax value realized by the named executive officers upon exercise. The realized amount represents the fair market value of the shares on the date exercised minus the exercise price. The amounts in the table exclude any stock options over which a named executive officer did not have a pecuniary interest.

(2)	The dollar value realized on vesting for stock awards represents the fair market value of the shares on the applicable vesting date.

RETIREMENT AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

Pension Benefits

(Supplemental Executive Retirement Plan)

The following table sets forth information with respect to the Supplemental Executive Retirement Plan as of December 31, 2016:

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas G. Musial	SERP	16.58	$7,416,098	$0
Carl J. Laurino	SERP	9.00	$2,217,807	$0

(1)

Reflects the number of years since the participant began participating in the plan. The plan was adopted by the Company in 2000. Currently an executive of the Company is not eligible to participate under the plan until the executive has at least five credited years of service with the Company and satisfies other criteria determined by the Compensation Committee. As of December 31, 2016, the named executive officers had the following actual years of service with the Company: Thomas G. Musial — 40.42 years and Carl J. Laurino — 15.99 years.

Under the Company’s Supplemental Executive Retirement Plan, eligible executives are entitled to receive retirement benefits which are intended to fund a life annuity equal to 55% of a participant’s final average pay at the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). A participant’s final five-year average pay is computed by averaging the participant’s projected base salary (including elective deferrals) and non-equity incentive plan compensation payable for each year for the five consecutive calendar year period when the participant receives or is projected to receive his or her highest average compensation prior to the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). Benefits are computed using a straight-life annuity and are not reduced for social security or other offsets. Under the Plan, an account balance is maintained for each participant, which account reflects (a) an annual contribution credit that is determined by calculating the present value of the lump-sum actuarial equivalent of fifty-five percent (55%) of the participant’s five-year final average pay payable as a life annuity, at the earlier of (i) normal retirement (age 65) or (ii) the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80); and (b) an annual increase in the account balance at the end of each year equal to nine percent (9%) of the account balance at the beginning of the year. When a participant becomes eligible for a distribution under the plan, the participant may elect to receive his/her account balance in a lump-sum or over a fixed number of years not to exceed ten (10) years. Currently, the Compensation Committee has determined that an executive will not be eligible to participate under the plan until the executive has at least five credited years of service with the Company and/or its subsidiaries and satisfies other criteria determined by the Compensation Committee. Additionally, for any executive who becomes a participant after 2008 and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25.

Non-Qualified Deferred Compensation

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, a non-qualified plan, as of December 31, 2016 (Mr. Krueger does not participate in this plan):

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings (loss) in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(2)
Barry Pennypacker	$42,564	$0	$9,320	$0	$51,884
David Antoniuk	$13,676	$0	$379	$0	$14,055
Thomas G. Musial	$0	$0	$130,707	$0	$1,809,961
Lawrence Weyers	$0	$0	$4,613	$0	$104,211
Aaron Ravenscroft	$14,225	$0	$546	$0	$14,771
Carl J. Laurino	$13,737	$0	$20,063	$764,745	$0

(1)

Reflects elective deferrals of compensation earned or payable in 2016. These amounts were also included in the Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.

(2)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Non-Qualified Deferred Compensation Table in the Company’s Proxy Statements for its prior annual meetings of shareholders: Mr. Musial — $1,609,524 and Mr. Laurino — $681,513. Messrs. Pennypacker, Antoniuk, Weyers, and Ravenscroft are named executive officers for the first time in fiscal 2016 and, therefore, have not been included in previous Summary Compensation Table.

Post-Employment Compensation

In 2015, the Company adopted a new form of Contingent Employment Agreement (the “Contingent Employment Agreement”) for its executive officers (and certain other key executives and employees of the Company and certain subsidiaries) to replace the previous similar agreement with such individuals. All of the Company’s executive officers have executed the new Contingent Employment Agreement, although Mr. Krueger did not enter into a Contingent Employment Agreement while he served as Interim President and Chief Executive Officer.

The Contingent Employment Agreements provide generally that in the event of a “change in control” (as defined in the Agreements) of the Company, each executive will continue to be employed by the Company for a period of time (three years in the case of the Chief Executive Officer and two years in the case of the other named executive officers). Under the Contingent Employment Agreements, each executive will remain employed at the same position held as of the change in control date, and will receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation, and other benefits extended by the Company to its executive officers and key employees, provided that the plans and bonus opportunity are no less favorable than those that were available prior to a change in control. After a change in control, the executive’s compensation would be subject to potential upward adjustment at least annually based upon the executive’s contributions and the level of increases provided to other officers and employees. Each Contingent Employment Agreement terminates prior to the end of the applicable employment period if the executive voluntarily retires from the Company or is terminated by the Company “for cause,” as defined in the Contingent Employment Agreement.

In the event the executive is terminated by the Company without cause following a change in control, the executive is entitled to receive a monthly amount equal to the base salary and benefits the executive would have otherwise been paid but for the termination, and the amount of the target cash incentive bonus under all short-term and long-term cash bonus plans maintained by the Company in which the officer participates, through the applicable employment period. Upon the officer’s termination of employment by the surviving entity without cause, or by the officer for good reason, in either case within 36 months following a change in control, all of the officer’s equity-based awards that are in effect as of the date of such termination will be vested in full or deemed earned in full (as if the maximum performance goals provided under such award were met, if applicable) effective on the date of such termination (i.e., a “double trigger”); if employment continues, the original vesting schedule will continue to apply. To the extent that equity-based awards are not assumed by the purchaser, successor or surviving entity, or a more favorable outcome is not provided in the applicable plan or award agreement, upon a change in control: (i) stock options, stock-appreciation rights and time-based restricted stock (including restricted stock units) will vest and may be paid out in cash; (ii) performance-based awards will be pro-rated and paid out in cash assuming the greater of target or projected actual performance (based on the assumption that the applicable performance goals continue to be achieved at the same rate through the end of the performance period as they have been at the time of the change in control); and (iii) each other type of equity-based award not mentioned above will be paid out in cash based on the value of the award as of the date of the change in control.

In the event the executive is terminated by the Company for cause, the executive is only entitled to the salary and benefits accrued and vested as of the effective date of the termination. Each Contingent Employment Agreement is terminable by either party at any time prior to a change in control.

If a named executive officer is terminated by the Company without cause within six months prior to a change in control and it is reasonably demonstrated by the employee that the termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a change in control; or (ii) otherwise arose in connection with or in anticipation of a change in control, the employee will be entitled to the severance payment and benefits that he would have otherwise have received if he were terminated by the Company without cause following a change in control.

If any of the payments to a named executive officer would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code and would result in the imposition on the executive of an excise tax under Section 4999 of the Internal Revenue Code (the “Excise Tax”), the executive is not entitled to any tax gross up amount; however, the executive would be entitled to receive the “best net” treatment. Under the “best net” treatment, if the after-tax amount (taking into account all federal, state and local excise, income and other taxes) that would be retained by the executive is less than the after-tax amount that would be retained by the executive if the executive were instead to be paid or provided (as the case may be) the maximum amount that the executive could receive without being subject to the Excise Tax (the “Reduced Amount”), then the executive shall be entitled to receive the Reduced Amount instead of the full amount that would have been subject to the Excise Tax.

The Contingent Employment Agreements also provide that if the executive is terminated (i) by the Company without cause prior to the end of the employment period; or (ii) by the Company within six months prior to a change in control in anticipation of a change in control as explained above, the executive will be prohibited from competing with the Company for (y) the lesser of two years or the unexpired term of the employment period or (z) two years in the case of a termination from the Company within six months prior to a change in control in anticipation of a change in control as described above.

The employment agreement defines “cause” generally as any conviction for, or entry of a plea of guilty or nolo contendere with respect to, any felony or any crime involving an act of moral turpitude; engaging in any act involving fraud or theft; neglect or breach of duties or intentional misconduct in discharging such duties; continued absence from duties without consent after receipt of notification, other than absence due to bona fide illness or disability; failure or refusal to comply with the directions of the Chair of the board or with the policies, standards and regulations of the Company, provided that such directions, policies, standards or regulations do not require any action which is illegal or the omission of any action required by applicable law, regulations or licensing standards; conduct, actions, or performance that violates policies concerning ethics or employee conduct; or breach of the agreement.

The employment agreement defined “good reason” generally as a material diminution in position, authority or title, or the assignment of duties that are materially inconsistent with the executive’s position or title as described in the agreement; a material diminution in base salary or incentive/bonus opportunities except for across-the-board temporary salary reductions of twenty percent (20%) or less similarly affecting other employees.

If the executive had been unable to perform his duties due to his disability, he would continue to receive his standard compensation, reduced by any disability payment to which he may be entitled in lieu of such compensation, until the last day of the term of the employment agreement. At the expiration of the term provided for in the agreement, payment of all compensation to the executive under the employment agreement would immediately cease (except for any payment of compensation accrued but unpaid through that date, COBRA benefits and other benefits to which the executive may be entitled notwithstanding the termination of his employment). If the executive had died during the term, all payments and rights to compensation and benefits under the employment agreement would immediately cease, except for any compensation and benefits accrued but unpaid through the date of his death.

Estimated Payments upon a Change in Control

The following table presents the estimated payouts that would be made upon a change in control coupled with an executive’s termination of employment (other than for cause or retirement), assuming the change in control occurred as of December 31, 2016. Mr. Krueger was interim Chief Executive Officer until the Separation, March 4, 2016 at that time Mr. Pennypacker took over as Chief Executive Officer.

Name	Base Salary(1)	Annual Incentive- Based Compensation(2)	Stock Options(3)	Restricted Shares(4)	Performance Shares(5)	Benefits(6)	Excise Tax Gross Up(7)	Total
Barry Pennypacker	$2,850,000	$2,850,000	$1,008,664	$1,738,374	$579,462	$76,080	$0	$9,102,580
David Antoniuk	$980,000	$735,000	$24,472	$516,140	$79,486	$50,720	$0	$2,385,818
Thomas Musial	$852,600	$596,820	$231,637	$282,710	$196,359	$36,324	$0	$2,196,450
Lawrence Weyers	$850,000	$637,500	$208,237	$301,015	$134,801	$50,720	$0	$2,182,273
Aaron Ravenscroft	$750,000	$375,000	$161,386	$139,071	$92,714	$50,720	$0	$1,568,891

(1)	Represents three times Mr. Pennypacker’s and two times each of the other executive’s base salary on December 31, 2016.

(2)	Represents two times each of the executive’s target cash incentive compensation for two years and three years for Mr. Pennypacker.

(3)	Intrinsic value of unvested stock options based on the closing stock price on December 31, 2016, of $5.98.

(4)	Represents the value of restricted stock units and restricted shares based on the closing stock price on December 31, 2016 of $5.98.

(5)

Represents the value of unvested performance shares, prorated and based on performance at year-end, which for the 2014-2016 performance cycle is at 100%; and for the 2016-2018 performance cycle is projected at 100% of target. These values are based on the closing price ($5.98) of the Company’s common stock on December 31, 2016.

(6)	Represents three times in the case of Mr. Pennypacker’s and two times in the case of each of the other executives, the value of the annual benefits provided to the executive.

(7)	The Company does not provide officers excise tax gross-ups.

As stated in the Compensation Discussion and Analysis, the Company also has a formal severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not have a formal severance plan or generally provide for benefits related to employment termination except in the event of a change in control as described above.

Carl J. Laurino Severance Agreement

On June 30, 2016, the Company entered into a severance agreement and release (the “Severance Agreement”) with Mr. Laurino. Mr. Laurino was paid a total of $1,218,006 from July 2016 until January 2017. Mr. Laurino was eligible to receive a pro rata share of any STIP award earned based on actual 2016 performance factors equal to one-half of the award that he would have been eligible to receive if he remained employed by the Company. Vested stock options remained exercisable according to the terms of the applicable plan. The vesting of equity grants to Mr. Laurino was accelerated, other than equity awards granted to him in 2016, all of which were forfeited. Restricted stock units were transacted and paid out in cash, equal to the amount of the target award.

Mr. Laurino is entitled to any vested retirement plan benefits previously accrued, and the Company is paying the balance of his account in its Deferred Compensation Plan and its Supplemental Executive Retirement Plan in accordance with the terms of those plans and in compliance with Section 409A of the Internal Revenue Code. The Company is also providing Mr. Laurino with the reimbursement of a portion of the monthly health and/or dental insurance coverage under COBRA through 2017, with the Company’s reimbursement obligation subject to early termination if Mr. Laurino is offered health insurance from a new employer prior to the end of the time period designated in the Agreement.

The Severance Agreement also includes a release and customary covenants restricting Mr. Laurino from disclosing confidential information, from competing with the Company’s business and from soliciting employees of the Company and its subsidiaries.

10.	MISCELLANEOUS

Other Matters

Management knows of no business that will be presented for action at the 2017 Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement. If other matters do properly come before the 2017 Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Shareholder proposals for the 2018 Annual Meeting of Shareholders must be received no later than November 17, 2017, at the Company’s principal executive offices, 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin 54221-0066, directed to the attention of the Secretary, in order to be considered for inclusion in the 2018 Annual Meeting Proxy Materials under the Securities and Exchange Commission’s proxy rules.

Under the Company’s By-laws, written notice of shareholder proposals for the 2017 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in the 2018 Annual Meeting Proxy Materials (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not less than 50 nor more than 75 days prior to March 18, 2018, directed to the attention of the Secretary, and such notice must contain the information specified in the Company’s By-laws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 is available online at www.proxydocs.com/mtw and also through the Company’s website: www.manitowoc.com. In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request. Such requests should be addressed to Louis F. Raymond, Vice President, General Counsel and Secretary, The Manitowoc Company, Inc., P.O. Box 66, Manitowoc, Wisconsin 54221-0066.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of Proxy Materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact Louis F. Raymond, Vice President, General Counsel and Secretary (in writing: The Manitowoc Company, Inc., 2400 South 44th Street, P. O. Box 66, Manitowoc, Wisconsin 54221-0066, by telephone: 920-652-1741) with the names in which all accounts are registered. If you participate in householding and wish to receive a separate copy of the 2016 Annual Report or this Proxy Statement, please contact Louis F. Raymond at the above address or phone number. We will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend the 2017 Annual Meeting in person, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

LOUIS F. RAYMOND
Vice President, General Counsel and Secretary

Manitowoc, Wisconsin, March 18, 2017

ANNUAL MEETING OF THE MANITOWOC COMPANY, INC.

Date:	Tuesday, May 2, 2017
Time:	9:00 A.M. (CDT)
Place:	Holiday Inn, 4601 Calumet Avenue, Manitowoc, Wisconsin

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1 through 4.

1: Election of Directors	For		Withhold	Directors Recommend
01 José María Alapont	☐		☐	For
02 Robert G. Bohn	☐		☐	For
03 Donald M. Condon, Jr.	☐		☐	For
04 Anne M. Cooney	☐		☐	For
05 Kenneth W. Krueger	☐		☐	For
06 Jesse A. Lynn	☐		☐	For
07 C. David Myers	☐		☐	For
08 Barry L. Pennypacker	☐		☐	For
09 John C. Pfeifer	☐		☐	For

	For	Against	Abstain
2: The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐	For

3: An advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐	For

4: An advisory vote to hold future advisory votes EVERY YEAR to approve the compensation of the Company’s named executive officers; and	☐	☐	☐	For

5: Such other business as may properly come before the Annual Meeting.

Comments: Please print your comments below.

To attend the meeting and vote your shares in person, please mark this box.	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of The Manitowoc Company, Inc.

to be held on Tuesday, May 2, 2017

for Holders as of February 28, 2017

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE

Go To		866-390-5369
www.proxypush.com/mtw
• Cast your vote online.	OR	• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Barry L. Pennypacker and Louis F. Raymond, and each of them, as proxies for the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of The Manitowoc Company, Inc. that the undersigned is entitled to vote at the meeting and any adjournment of the meeting upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment of the meeting, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy previously given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS IN PROPOSAL 1, FOR THE PROPOSALS 2, 3 AND 4, AND AUTHORITY WILL BE DEEMED GRANTED UNDER PROPOSAL 5.

All votes must be received by 5:00 P.M., Eastern Time, May 1, 2017.

All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, April 26, 2016.

PROXY TABULATOR FOR

THE MANITOWOC COMPANY, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #
CLIENT #

Proxy — The Manitowoc Company, Inc.

Proxy/Voting Instructions Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on May 2, 2017.

The undersigned appoints Barry L. Pennypacker and Louis F. Raymond or either of them as proxies for the undersigned, with full power of substitution to vote the shares of stock of The Manitowoc Company, Inc. (“the Company”), of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Manitowoc located at 4601 Calumet Ave., Manitowoc, Wisconsin on Tuesday, May 2, 2017 at 9:00 a.m. (CDT).

As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of nine directors;
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.	An advisory vote to approve the compensation of the Company’s named executive officers;
4.	An advisory vote to hold future advisory votes EVERY YEAR to approve the compensation of the Company’s named executive officers; and
5.	Such other business as may properly come before the Annual Meeting.
The Board of Directors of the Company recommends the following votes:
•	FOR election of the nine directors named in the enclosed proxy materials; if elected, each director will serve a one-year term expiring at the Annual Meeting of Shareholders in 2018;
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
•	FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement; and
•	FOR holding future advisory votes EVERY YEAR to approve the compensation of the Company’s named executive officers.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” the election of directors in Proposal 1, “FOR” Proposals 2 and 3, “FOR” Proposal 4, and authority will be deemed granted under Proposal 5.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.